Exhibit 2.1

DATED 16 September 2024

INSEEGO SA (PTY) LTD

INSEEGO CORP

AND

PURCHASER

SHARE PURCHASE AGREEMENT

relating to

the sale and purchase of the

entire issued share capital of Inseego International Holdings Ltd and certain payables and receivables

GREENBERG TRAURIG, LLP

The Shard, Level 8

32 London Bridge Street

London SE1 9SG

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	EXECUTION OF THIS AGREEMENT	13

3.	SUSPENSIVE CONDITIONS	14

4.	SALE AND PURCHASE	15

5.	CONSIDERATION	15

6.	W&I INSURANCE POLICY	17

7.	COMPLETION	18

8.	TERMINATION RIGHTS	20

9.	PRE COMPLETION MATTERS	21

10.	POST CLOSING UNDERTAKINGS	23

11.	PURCHASER’S WARRANTIES	23

12.	SELLER’S WARRANTIES	26

13.	TAX	27

14.	PARENT OBLIGATIONS	27

15.	NOVATION	28

16.	SPECIFIC INDEMNIty	28

17.	REMEDIES	29

18.	RESTRAINTS AND NON-SOLICITATION	30

19.	CONFIDENTIALITY	30

20.	FURTHER ASSURANCE AND ASSISTANCE	32

21.	COSTS AND PAYMENTS	33

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22.	CURRENCY CONVERSION	34

23.	ENTIRE AGREEMENT	34

24.	INVALIDITY	35

25.	AMENDMENTS, WAIVERS AND RIGHTS	36

26.	ASSIGNMENT	36

27.	THIRD PARTY RIGHTS	37

28.	NOTICES	38

29.	COUNTERPARTS	39

30.	GOVERNING LAW AND JURISDICTION	39

SCHEDULE 1 KEY INFORMATION		41

SCHEDULE 2 COMPLETION ACCOUNTS		44

SCHEDULE 3 WARRANTIES		43

SCHEDULE 4 LIMITATIONS ON THE SELLER’S LIABILITY		55

SCHEDULE 5 Tax		60

SCHEDULE 6 PERSONS OF WHOM ENQUIRY WAS MADE IN RELATION TO THE WARRANTIES		66

SCHEDULE 7 PERSONS ON WHOM KNOWLEDGE MAY BE IMPUGNED ON THE PART OF THE PURCHASER AND PURCHASER’S GROUP		67

SCHEDULE 8 intercompany Loan Steps Paper		68

SCHEDULE 9 KYC Documents List		69

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Agreed Form Documents

Indemnity in respect of lost share certificate(s) (if any)

Letters of resignation of directors

Power(s) of attorney to vote the shares

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THIS AGREEMENT is dated September 2024 and made between:

(1)	INSEEGO SA (PTY) LTD a corporation incorporated in South Africa with registration number 1998/012601/07, which at the Signature Date has its correspondence address at P O Box 105, Prívate Bag 26, Sunninghill, 2157 South Africa and whose registered office, with effect from 17 September 2024, will be at 6 Lilima Crescent, Sunninghill Gardens, Sandton, Gauteng, 2157 (“Seller”);

(2)	With effect from the Signature Date, LIGHT SABRE SPV LIMITED, a company incorporated in Mauritius with company number 191284, which has its registered office at Ocorian Corporate Services (Mauritius) Limited, Level 6, Tower A, 1 Exchange Square, Wall Street, Ebene, Mauritius (“Light Sabre”), and, with effect from the Novation Date, a company being incorporated in Mauritius to be named “Ctrack Holdings” which has its registered office at Ocorian Corporate Services (Mauritius) Limited, Level 6, Tower A, 1 Exchange Square, Wall Street, Ebene, Mauritius (“Ctrack Holdings”), (the “Purchaser”); and

(3)	INSEEGO CORP., a corporation incorporated in the State of Delaware in the United States of America with registration number 6102479, which has its registered office at 108 West 13th Street, Wilmington, Delaware, United States of America and its corporate office at 9710 Scranton Road, Suite 200, San Diego, California, United States of America (“Inseego”).

BACKGROUND:

(A)	Inseego International Holdings Ltd (the “Company”) is a private company limited by shares incorporated in England and Wales on 23 August 2011 with registered number 07750082. Further details of the Company are set out in schedule 1, part 1.

(B)	The Seller has agreed to sell (or, as the case may be, procure the sale of), and the Purchaser has agreed to purchase the Shares, the Intercompany Receivables and the Intercompany Payables for the consideration and on the terms set out in this Agreement.

(C)	The Group Companies set out in schedule 1, part 2, are subsidiary undertakings of the Company. Further information relating to the Group is set out in schedule 1, part 2.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Accounting Instructions” means the instructions regarding the preparation of the Completion Accounts set out in schedule 2, part 1;

“Accounts” means the unaudited balance sheet and statement of operations of the Group for the accounting reference period ending on the Accounts Date prepared using IFRS;

“Accounts Date” means 30 June 2024;

“Acquisition Documents” means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter (if any), the Transitional Services Agreement, the Licence Agreement, the Intercompany Transfer Documents and any other documents to be delivered on the Signature Date or the Completion Date, in connection with the Transaction;

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“Adjusted EBITDA” means, in respect of the Group, the Group’s consolidated earnings before interest taxes, depreciation, amortization and stock based compensation, as determined from the Accounts, and calculated applying the same accounting standards, policies, categorisations, definitions, rules, estimation techniques and procedures as were applied in the preparation of the Accounts:

(a)	before depreciation & amortisation, profit or Loss on disposal of assets, impairment of assets and similar charges;

(b)	before Tax;

(c)	before stock based compensation;

(d)	before deducting any interest, commission, fees payable in connection with any borrowings, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable or capitalised by the entity in respect of the relevant period; and

(e)	not including any accrued interest owing to any member of the entity’s group;

“Affiliate”, in relation to a person, means any other person directly or indirectly Controlling, Controlled by or under common Control with such person;

“Agreed Form”, in relation to a document, means the written form approved by the Seller and the Purchaser prior to the Signature Date, and may be (for identification purposes only) initialled by (or on behalf of) the Seller and the Purchaser, to the extent either or both are parties to such document;

“Agreement” means this agreement together with the Schedules thereto, as amended;

“’Applicable Laws’’ means in respect of any person, subject matter, action or document, each and every applicable statute, law, regulation, ordinance, rule, judgment, common law, order, administrative determination and decree;

“Australian Lease Extension” means the three year lease extension to the current lease of Inseego Australia Pty Ltd;

“Business” means collectively, the telematics businesses of the Company and each of the Subsidiaries as at the Completion Date;

“Business Day” means any day other than a Saturday or Sunday or official public holiday in South Africa, the City of London or San Diego, California;

“Cash” means the aggregate of all the Group’s cash balances in hand or credited to any account with a financial institution (and any interest accrued on those balances) together with all cash equivalents, including marketable securities, as at the Completion Accounts Date, in each case as shown in the books and records of the relevant member of the Group;

“Change of Control Customer” means the two customer contracts, in relation to which the Seller and the Purchaser have agreed that a change of control notification is required in connection with the Transaction;

“Companies Act” means the Companies Act 2006;

“Completion” means the implementation of the sale and purchase of the Shares, the Intercompany Receivables and the Intercompany Payables on the Completion Date in accordance with this Agreement (to be effected by delivery and payment);

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“Completion Accounts” means the accounts to be made up to the Completion Accounts Date in the form set out in schedule 2, part 3, to be prepared and agreed by the Seller and the Purchaser or, as applicable, determined in accordance with schedule 2, part 2;

“Completion Accounts Date” means:

(a)	where the Completion Date occurs on the 1st to 15th day (both inclusive) of any given calendar month, the last day of the preceding calendar month at 23:59; or

(b)	where the Completion Date occurs on the 16th day, or later, of any given calendar month, the last day of that calendar month at 23:59;

“Completion Date” means the third Business Day immediately following the fulfilment or waiver, as the case may be, of the last Suspensive Condition;

“Confidentiality Agreement” means the confidentiality agreement dated 31 January 2024 and made between Inseego and Ctrack Africa PTY Limited;

“Consideration” has the meaning given to it in clause 5.1;

“Consideration Adjustment Statement” means the statement of adjustments in the form set out in schedule 2, part 3 to be prepared and agreed by the Seller and the Purchaser or, as applicable, determined in accordance with schedule 2, part 2;

“Control” means, in relation to a person, the ability of another person (“Controller”), directly or indirectly, to direct or materially influence the management and policies of that person or to ensure that the activities and business of that person (“Controlled Entity”) are conducted in accordance with the wishes of the Controller, and the Controller shall be deemed to so control the Controlled Entity if the Controller owns, directly or indirectly, the majority of the issued share capital, members interest or equivalent interest in and/or is able to exercise influence over a majority of the voting rights in the Controlled Entity (whether at a shareholder, director, trustee or management committee level) and

“Controlling” and “Controlled” shall have a corresponding meaning;

“Data Room” means the electronic data room maintained by Donnelly Financial Solutions in relation to the Group as at 13 September 2024, a download of which has, for evidential purposes, been delivered to the Purchaser’s Lawyers on the Disclosure Disc;

“Debt” means the aggregate of the following obligations, whether or not then due and payable, as at the Completion Accounts Date:

(a)	all monies borrowed from any bank, financial institution or other entity;

(b)	all indebtedness arising under any bond, note, loan stock or similar instrument;

(c)	obligations under leases or other arrangements which are treated as finance leases under Relevant Accounting Standards involving a liability in the case of any individual lease in excess of USD 1,000;

(d)	any accrued but unpaid interest and all amounts payable in the nature of costs and/or fees on the termination, repayment, prepayment or cancellation of any of the above;

“Debt Funding Letter” means the signed letter between the Purchaser and the Lender, addressed to the Seller, confirming that, subject to certain conditions, the Lender shall provide the Purchaser with funds, which, together with the funds indicated in the Equity Commitment Letter shall constitute the funds required by the Purchaser to comply with its obligations pursuant to clause 7.5 of the Agreement and pursuant to the Acquisition Documents;

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“Defendant Claim” means any actual or potential demand, claim or action by a Third Party against the Purchaser Group, which has given or is likely to give rise to a Relevant Claim;

“Determination Date” means the date on which the Completion Accounts are agreed by the Seller and the Purchaser or determined in accordance with schedule 2, part 2;

“Disclosure Disc” means the.zip folder containing the documents provided in the Data Room;

“Disclosure Letter” means the letter in Agreed Form, dated on or before the Signature Date, from the Seller to the Purchaser disclosing information constituting exceptions to the Warranties and the Tax Warranties given by the Seller in terms of this Agreement;

“Disputed Matters” has the meaning given to it in schedule 2, part 2 paragraph 1.8;

“Due Diligence Information” means the information and documents contained in the Data Room;

“Due Diligence Reports” means the due diligence reports prepared for the Purchaser’s Group by the Purchaser’s advisors following their review of the Due Diligence Information;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, right to acquire, right of pre emption or any other form of right, interest, preference, security or encumbrance of any nature in favour of a Third Party or any agreement, arrangement or obligation to create any of them;

“Equity Commitment Letter” means the countersigned letter between Inseego, CPDIF South Africa GP Proprietary Limited, acting in its capacity as ultimate general partner of the Convergence Partners Digital Infrastructure Fund (SA) Partnership and CPDIF SSA GP Limited, acting in its capacity as general partner of Convergence Partners Digital Infrastructure Fund L.P ., addressed to the Seller, confirming that the Purchaser will have access to a portion of the funds, which, together with the funds indicated in the Debt Funding Letter, shall constitute the funds required for the Purchaser to comply with its obligations pursuant to clause 7.5 of the Agreement and pursuant to the Acquisition Documents;

“Estimated Cash” means the Parties’ estimate of what the Cash will be at the Completion Accounts Date as set out at schedule 2, part 3;

“Estimated Manager Bonuses” means the Seller’s estimate of what the Manager Bonuses will be at the Completion Accounts Date as set out at schedule 2, part 3;

“Estimated Net Working Capital” means the Parties’ estimate of what the Net Working Capital will be at the Completion Accounts Date as set out at schedule 2, part 3;

“Estimated Third Party Debt” means Parties’ estimate of what the Third Party Debt will be at the Completion Accounts Date as set out at schedule 2, part 3;

“Event” means an event, act, omission, transaction or arrangement (or any combination of any of the same);

“Fairly Disclosed” means fairly disclosed in the Due Diligence Information, the Disclosure Letter and/or the Supplemental Disclosure Letter with sufficient details to enable a reasonable purchaser to make a reasonable assessment of the nature and extent of the matter or thing disclosed;

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“Finance Agreements” means the written agreements to be concluded between the Purchaser and the Lender, through which the Purchaser shall procure funding pursuant to its obligations in terms of clause 7.5 of the Agreement;

“Fundamental Warranties” means the Warranties set out at paragraphs 1, 2, and 3 of schedule 3, part 1 and “Fundamental Warranty” shall be construed accordingly;

“Funding Letters” means, collectively, the Equity Commitment Letter and the Debt Funding Letter;

“FY23 Accounts” means the unaudited balance sheet and statement of operations of the Group for the accounting reference period ending on 31 December 2023, prepared using IFRS;

“General Exclusions” means the general exclusions of the W&I Insurance Policy set out at schedule 3, part 3;

“Group” or “Group Companies” means the Company and the Subsidiaries and “Group Company” means any one of them;

“Group IP” means all and any IP either owned by a Group Company, registered or licensed by a Third Party to a Group Company which expressly excludes the Seller Owned IP;

“Independent Accountant” means either:

(a)	a member of an independent firm of chartered accountants of international repute (not being the auditors of the Purchaser, the Seller or any member of the Group) agreed by the Seller and the Purchaser; or

(b)	in default of agreement as to the identity of that independent firm within five Business Days of either the Seller or the Purchaser notifying the other of its wish to appoint an independent firm, a specific member of an independent firm of chartered accountants to be nominated, on the application of both the Seller and the Purchaser, by the President for the time being of the Institute of Chartered Accountants in England and Wales, provided that if one party will not undertake a joint application, the other party shall be permitted to make such application on its own following the grant of a court order for such nomination to be made by the President. Each of the Seller and the Purchaser may make such written submissions to the President as it sees fit;

“Initial Share Consideration” means USD 52,000,000 (fifty-two million) less the Intercompany Loan Consideration;

“Intercompany Loan Consideration” means the net amount, in USD, of the Intercompany Receivables less the Intercompany Payables as determined pursuant to and in accordance with clause 5.2.2;

“Intercompany Loan Steps Paper” means the plan outlining the reorganisation steps in respect of certain intercompany balances to be undertaken at Completion, a copy of which is set out at schedule 8 to this Agreement;

“Intercompany Payables” means the obligations of members of the Seller’s Group to pay intercompany balances to members of the Group, in the aggregate amount(s) to be determined pursuant to, and in accordance with, clause 5.2;

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“Intercompany Receivables” means the receivables owed by members of the Group to members of the Seller’s Group, in the aggregate amount(s) to be determined pursuant to, and in accordance with, clause 5.2;

“Intercompany Transfer Documents” means the document(s), to be agreed pursuant to clause 2.3 to be required in relation to the acquisition of the Intercompany Receivables and assumption of the Intercompany Payables contemplated by this Agreement;

“Interim Period” means the period from (and including) the Signature Date up to (and including) the Completion Date or, if earlier, the termination of this Agreement;

“IP” means:

(a)	patents, utility models, trade marks, registered designs and applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered designs and design rights, unregistered trade marks, rights in get-up, rights to goodwill or to claim in passing-off (or for unfair competition), copyrights and related rights and allied rights, including moral rights, rights in performances, rights in recordings and topography rights, database rights and other rights in and relation to software, trade secrets, know-how, designs and inventions;

(b)	rights under licences, consents, orders or undertakings in relation to a right listed in paragraph (a); and

(c)	rights of the same or similar effect or nature as to those in paragraphs (a) and (b);

“IT” means information technology;

“IT System” means all IT hardware, databases, software and networks owned or used by any Group Company;

“Key Customers” means the top three customers of the Group as a whole, by revenue for the financial year ended on 31 December 2023;

“Key Suppliers” means the top three suppliers to the Group as a whole, by expenditure for the financial year ended on 31 December 2023;

“KYC Documents” means the “know your client” documents set out in the KYC Documents List;

”KYC Documents List” means the list at schedule 9 outlining the documents requested by the Purchaser from the Seller, including any requirements pertaining to such documents, as part of the Purchaser’s “know your client” process and including any amendments to the documents or requirements agreed in writing by the Parties;

“LCIA” has the meaning given to it in clause 30.2;

“LCIA Rules” has the meaning given to it in clause 30.2;

“Lender” means Standard Bank of South Africa Limited, acting through its Corporate and Investment Banking Division;

“Licence Agreement” means the Agreed Form licence agreement entered into between Inseego and the Company at the Signature Date and to become effective on the Completion Date;

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“Longstop Date” means 31 December 2024, or such other date as the Parties may agree in writing, acting in good faith;

“Losses” means any and all actions, claims, losses and liabilities, including but not limited to charges, costs (including reasonable legal and other professional costs), damages, expenses, fines, interest, judgments, penalties of any nature whatsoever, including, in each case, all related Tax, but shall exclude losses of profit, indirect losses and consequential losses, and “Loss” shall have a corresponding meaning;

“Manager Bonuses” means the bonuses to be paid to the four managing directors of the Group, with the final amount to be determined pursuant to the Completion Accounts;

“Material Adverse Change” shall have the meaning given in it in clause 8.2;

“Material Contract” means an existing contract with a Key Customer or a Key Supplier;

“Negotiation Period” has the meaning given to it in schedule 2, part 2, paragraph 1.6;

“Net Working Capital” means the net working capital of the Group comprising generally of the current assets and current liabilities included in the Accounts as at the Completion Accounts Date but excluding any item which is included in calculating Cash or Third Party Debt;

’’Notice’’ means any notice or other communication to be given or made under or in connection with this Agreement, including any documents in legal proceedings;

“Notice of Objection” has the meaning given to it in schedule 2, part 2, paragraph 1.3;

“Novation Date” means the Business Day immediately following the fulfilment of the condition contained in clause 3.1.6;

“Parent Obligations” has the meaning given to it in clause 14.1;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Purchaser Group” means each or any of:

(a)	the Purchaser;

(b)	any Affiliate of the Purchaser for the time being; and

(c)	with effect from Completion, each Group Company,

(and any reference to “member(s) of the Purchaser’s Group” shall be construed accordingly);

“Purchaser’s Lawyers” means Bowman Gilfillan Incorporated;

“Recognised Investment Exchange” means any recognised investment exchange (as such term is defined in s285 Financial Services and Markets Act 2000) or an investment exchange that has been recognised by the UK Financial Conduct Authority as a designated investment exchange;

“Recovery Claim” means any right which the Purchaser Group has, or becomes entitled to, (including by way of payment, set-off, claim or otherwise) to recover any monies from a Third Party (including insurers) in relation to anything that has given or is likely to give rise to a Relevant Claim;

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“Relevant Accounting Standards” means accounting standards consistent with the accounting policies, practices and procedures applied in the preparation of the FY23 Accounts and the Accounts;

“Relevant Authority” means any government, government department or governmental, quasi-governmental, supranational, federal, statutory, administrative, regulatory, self-regulatory or investigative body, authority, court, tribunal or Recognised Investment Exchange in any jurisdiction;

“Relevant Claim” means a claim against the Seller under, or pursuant to, the provisions of this Agreement (including, but not limited to, any Warranty Claim, Tax Claim or a claim under the Specific Indemnity) or any other Acquisition Document;

“Remedy Period” has the meaning given to it in clause 14.2;

“Review Period” has the meaning given to it in schedule 2, part 2, paragraph 1.3;

“Schedule” means a schedule attached to this Agreement;

“Seller Owned IP” means all and any IP owned, registered or licensed in favour of the Seller’s Group;

“Seller’s Account” means the account in the name of the Seller as specified by the Seller to the Purchaser in writing from time to time;

“Seller’s Group” means the Seller and any Affiliate of the Seller for the time being, and from Completion excluding each Group Company (and any reference to “member(s) of the Seller’s Group” shall be construed accordingly);

“Seller’s Lawyers” means Greenberg Traurig, LLP of The Shard, Level 8, 32 London Bridge Street, London SE1 9SG;

“Senior Employee” means each officer or employee of any Group Company whose annual base salary is in excess of USD 100,000;

“Service Document” means a claim form, summons, order, judgment or other process relating to or in connection with any proceedings;

“Share Completion Payment” means the total amount paid by the Purchaser to the Seller on Completion in accordance with clause 5.3.1;

“Share Consideration” has the meaning given to it in clause 5.1.1;

“Shares” means the entire issued share capital of the Company details of which are given in schedule 1, part 1;

“Signature Date” means the date of this Agreement;

“Specific Indemnity” means the indemnity set out in clause 15;.

“Subrogation Waiver” has the meaning given to it in clause 6.1.2(a);

“Subsidiaries” means the subsidiaries of the Company set forth on schedule 1, part 2 and “Subsidiary” means any one of them;

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“Subsidiary Audited Accounts” means the audited accounts of each of the Subsidiaries, save for: Inseego Australia Pty Ltd; Inseego New Zealand Limited; Inseego France S.à r.l.; and Inseego Eastern Europe Holdings Limited, for the period ending December 31, 2023.

“Supplemental Disclosure Letter” means the letter, from the Seller to the Purchaser disclosing information constituting exceptions to the Warranties given by the Seller in terms of this Agreement;

“Suspensive Conditions” means the conditions contained in clause 3.1 and “Suspensive Condition” shall be construed accordingly;

“Tax” means any form of tax, levy, impost, duty, charge, contribution or withholding of any kind imposed, collected or assessed by, or payable to, a Tax Authority and all penalties, charges, surcharges, fines, costs and interest included in or relating to any of the foregoing or to any obligation in respect of any of the above (in all cases regardless of whether such taxes, penalties, charges, surcharges, fines, costs and interest are directly or primarily chargeable against, or attributable to, a member of the Group or any other person and regardless of whether any member of the Group has, or may have, any right of reimbursement against the other person);

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom or elsewhere;

“Tax Claim” means any claim for breach of the Tax Warranties or under the Tax Covenant;

“Tax Covenant” has the meaning given to it in schedule 5;

“Tax Warranties” has the meaning given to it in schedule 5 and “Tax Warranty” shall be construed accordingly;

“Territories” means the United Kingdom, Ireland, Benelux, France, Germany, Austria, Switzerland, Australia and New Zealand;

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999;

“Third Party” means any person other than a member of the Seller’s Group or a member of the Purchaser’s Group;

“Third Party Debt” means the aggregate of all Debt owed by a member of the Group to any person other than any member of the Seller’s Group;

“Third Party Rights Provisions” has the meaning given to it in clause 6.1.2(b);

“Total Consideration” means the Share Consideration and the Intercompany Loan Consideration;

“Transaction” means the transaction contemplated by this Agreement;

“Transfer Taxes” means any transfer taxes, stamp duty, stamp duty reserve tax, stamp duty land tax or equivalent taxes in any jurisdiction that arise as a result of the matters contemplated by any Acquisition Document;

“Transitional Services Agreement” means the Agreed Form transitional services agreement entered into between Inseego and the Company at the Signature Date and to become effective on the Completion Date;

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“VAT” means value added taxes, sales taxes, consumption taxes and other similar turnover taxes that are required by law or regulation to be disclosed as a separate item on an invoice;

“W&I Insurance Policy” means the warranty and indemnity insurance policy issued to the Purchaser with effect as of the Signature Date, as contemplated in clause 6, a copy of which is being provided to the Seller pursuant to the terms of clause 2.2.4;

“W&I Insurance Policy Amount” means the insurance premium and all other costs and fees (including insurance premium tax) charged by the insurers in respect of the W&I Insurance Policy;

“Warranties” means the warranties given in clause 12 and set out in schedule 3 (other than the Tax Warranties), and “Warranty” shall be construed accordingly; and

“Warranty Claim” means any claim by the Purchaser relating to a breach of any of the Warranties but excluding any claim relating to a breach of any of the Tax Warranties.

1.2	In this Agreement (unless the context requires otherwise), any reference to:

1.2.1	“including”, “includes” or “in particular” means including, includes or in particular without limitation.

1.2.2	any gender includes all genders, and the singular includes the plural (and vice versa);

1.2.3	a ’‘company’’ includes any company, corporation or body corporate, or any other entity having a separate legal personality; and a ’‘person’’ includes an individual, company, partnership, trust, unincorporated association or Relevant Authority (whether or not having a separate legal personality);

1.2.4	any time of day or date is to that time or date in England;

1.2.5	a day shall be a period of 24 hours running from midnight to midnight, and days shall be to calendar days unless Business Days are specified;

1.2.6	legislation or a legislative provision includes reference to the legislation or legislative provision as amended or re enacted, any legislation or legislative provision which it amends or re enacts and any legislation made under or implementing it, in each case for the time being in force (whether before, on or after the Signature Date);

1.2.7	if a definition imposes substantive rights and obligations on a Party, such rights and obligations shall be given effect to and shall be enforceable, notwithstanding that they are contained in a definition;

1.2.8	any definition, wherever it appears in this Agreement, shall bear the same meaning and apply throughout this Agreement unless otherwise stated or inconsistent with the context in which it appears;

1.2.9	if there is any conflict between any definitions in this Agreement then, for purposes of interpreting any clause of the Agreement or paragraph of any Schedule, the definition appearing in that clause or paragraph shall prevail over any other conflicting definition appearing elsewhere in the Agreement;

1.2.10	writing or written includes any method of representing or reproducing words in a legible form;

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1.2.11	where any number of days is prescribed, those days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which event the last day shall be the next succeeding Business Day;

1.2.12	where the day upon or by which any act is required to be performed is not a Business Day, the Parties shall be deemed to have intended such act to be performed upon or by the next succeeding Business Day;

1.2.13	any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be treated as having not been written (i.e. pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction;

1.2.14	references to any amount which is subject to VAT shall mean that amount exclusive of VAT, unless the amount expressly includes VAT;

1.2.15	“USD” is to United States Dollar, the legal currency of the United States of America; and

1.2.16	the rule of construction that if general words or terms are used in association with specific words or terms which are a species of a particular genus or class, the meaning of the general words or terms shall be restricted to that same class shall not apply, and whenever the word “including” is used followed by specific examples, such examples shall not be interpreted so as to limit the meaning of any word or term to the same genus or class as the examples given.

1.3	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement which are expressly provided to operate after any such expiration or termination, or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the relevant provisions themselves do not provide for this.

1.4	Each of the provisions of this Agreement has been negotiated by the Parties and drafted for the benefit of the Parties, and accordingly the rule of construction that the contract shall be interpreted against or to the disadvantage of the Party responsible for the drafting or preparation of the Agreement (i.e. the contra proferentem rule), shall not apply.

1.5	Unless the context requires otherwise, any reference in this Agreement to a clause or Schedule is to a clause of or Schedule to this Agreement.

1.6	This Agreement incorporates the Schedules to it.

1.7	The contents list and headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

1.8	In this Agreement:

1.8.1	the words and expressions “accounting reference period”, “body corporate”, “parent undertaking” and “subsidiary undertaking” have the meanings given to them in the Companies Act; and

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1.8.2	“subsidiary” and “holding company” have the meanings given to them in the Companies Act save that, for the purposes of section 1159 of the Companies Act, a company shall be treated as a member of another company if:

(a)	any of its subsidiaries is a member of the subsidiary; or

(b)	any shares in that other company are held by a person acting on behalf of the company or any of its subsidiaries.

2.	EXECUTION OF THIS AGREEMENT

2.1	On the execution of this Agreement, the Seller shall deliver to the Purchaser:

2.1.1	the Disclosure Letter duly executed by the Seller;

2.1.2	the Disclosure Disc as soon as reasonably practicable following the Signature Date;

2.1.3	a copy of a resolution of the board of directors of the Seller authorising the execution of this Agreement and all other documents required to be signed by or on behalf of the Seller as at the Signature Date;

2.1.4	a copy of a resolution of the board of directors of Inseego authorising the execution of this Agreement and all other required documents to be signed by or on behalf of Inseego as at the Signature Date; and

2.1.5	fully executed copies of the Transitional Services Agreement and the Licence Agreement.

2.2	On execution of this Agreement and delivery of all the matters specified in clause 2.1 the Purchaser shall deliver to the Seller:

2.2.1	the Disclosure Letter duly acknowledged by the Purchaser;

2.2.2	a legal opinion addressed to the Seller from Bowmans Mauritius in relation to the legal capacity of the Purchaser to enter into and perform its obligations under the Acquisition Documents to which it is a party and confirming the necessary execution formalities in respect of the Purchaser;

2.2.3	the Funding Letters;

2.2.4	a copy of the W&I Insurance Policy, in a form that complies with the terms of this Agreement;

2.2.5	an email confirmation from the insurance broker that the W&I Insurance Policy is incepted; and

2.2.6	a copy of a resolution of the board of directors of the Purchaser authorising the execution of this Agreement and all other required documents to be signed by or on behalf of the Purchaser as at the Signature Date.

2.3	As soon as reasonably practicable following the Signature Date, the Seller shall prepare the Intercompany Transfer Documents and the Purchaser shall approve the same (such approval not to be unreasonably withheld, delayed or conditioned).

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3.	SUSPENSIVE CONDITIONS

3.1	Completion of this Agreement is subject to the satisfaction or waiver (if permitted) of the following Suspensive Conditions on or before the Longstop Date:

3.1.1	the Purchaser delivering confirmation that the Finance Agreements have been entered into;

3.1.2	the suspensive conditions and conditions precedent to drawdown contained in the Finance Agreements (the “Finance Conditions”), which are under the Purchaser’s control to fulfil, having been fulfilled or waived in accordance with the terms of the Finance Agreements, save for any condition requiring this Agreement to become unconditional;

3.1.3	all regulatory approvals required from, amongst others, the Financial Surveillance Department of the South African Reserve Bank, in order to implement the sale and purchase of the Intercompany Receivables and Intercompany Payables having been received by the Seller;

3.1.4	the Seller having provided the KYC Documents, in the form specified in the KYC Documents List, to the Purchaser;

3.1.5	the Seller, having notified the Change of Control Customers of the Transaction pursuant to the respective agreements;

3.1.6	the licence required in order to operate as an authorised company in terms of Mauritian law having been issued to Ctrack Holdings, as issued by the Financial Services Commission of Mauritius;

3.1.7	no lien having been granted over any of the assets of the Group in favour of South Ocean Funding, LLC pursuant to the existing finance arrangements of Inseego; and

3.1.8	the remaining Finance Conditions which are not under the Purchaser’s control to fulfil, having been fulfilled or waived in accordance with the terms of the Finance Agreements, save for any condition requiring this Agreement to become unconditional.

3.2	The Parties shall, where it is within their respective power and control to do so, use their respective reasonable endeavours to procure the satisfaction of each of the Suspensive Conditions set out in clauses 3.1.3 to 3.1.7 (inclusive) as soon as reasonably practicable following the Signature Date.

3.3	The Purchaser shall, where it is within its power and control to do so, use all reasonable endeavours to procure the satisfaction of each the Suspensive Conditions set out in clauses 3.1.1, 3.1.2 and 3.1.8 as soon as reasonably practicable following the Signature Date.

3.4	The Suspensive Conditions in:

3.4.1	clauses 3.1.1, 3.1.2, 3.1.4, 3.1.5, 3.1.7 and 3.1.8 are stipulated for the benefit of the Purchaser alone and may be waived by the Purchaser at any time before the Longstop Date, but only by written notice given to the Seller before such date; and

3.4.2	clauses 3.1.3 and 3.1.6 are incapable of waiver.

3.5	If any Suspensive Condition is not satisfied or waived in terms of this clause 3 on or before the Longstop Date, neither Party shall have any claim against the other Party as a result of or in connection with any such non-satisfaction or non-waiver, other than a claim for a breach by a Party of any of its obligations under clause 3.2 and/or clause 3.3 and the Parties indemnify each other accordingly.

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4.	SALE AND PURCHASE

4.1	At Completion:

4.1.1	the Seller shall sell (or, as the case may be, shall procure the sale of), and the Purchaser shall buy:

(a)	the Shares with full title guarantee, free of any Encumbrance and together with all rights attaching or accruing to the Shares at or after Completion; and

(b)	the Intercompany Receivables and the Intercompany Payables; and

4.1.2	subject to receipt by the Seller of the Intercompany Loan Consideration:

(a)	the Purchaser shall become entitled to the benefit of the Intercompany Receivables in place of the relevant members of the Seller’s Group, and the relevant members of the Group shall be released from their respective obligations to such members of the Seller’s Group in relation to the Intercompany Receivables; and

(b)	the Purchaser shall assume liability of the Intercompany Payables in place of the relevant members of the Seller’s Group, and each such member of the Seller’s Group shall be released from its obligations to the relevant members of the Group in relation to the Intercompany Payables, as shall be effected pursuant to the Intercompany Transfer Documents.

5.	CONSIDERATION

5.1	Total Consideration

5.1.1	The total price for the Shares shall be the Initial Share Consideration as adjusted pursuant to clauses 5.3 and 5.5 (the “Share Consideration”).

5.1.2	The total price for the Intercompany Receivables and the Intercompany Payables shall be the Intercompany Loan Consideration.

5.2	Determination of Intercompany Loan Consideration

5.2.1	The estimated amount of the Intercompany Payables and the Intercompany Receivables as at the Signature Date is set out in the appendix to the Intercompany Loan Steps Paper at ‘table 1’ (in respect of the estimated Intercompany Receivables) and ‘table 2’ (in respect of the estimated Intercompany Payables), in each case, under the columns with the heading “Estimated Loan transfer value ($000)”.

5.2.2	The actual amount of the Intercompany Payables and the Intercompany Receivables immediately prior to Completion will be notified by the Seller to the Purchaser no less than two Business Days prior to the Completion Date. The Seller shall take into account any reasonable and appropriate comments received from the Purchaser in relation to the calculation of such amounts when making such determination. In the absence of receipt of any comments from the Purchaser within one Business Day of such notification by the Seller, the amounts notified pursuant to this clause 5.2.2 shall be final and binding on the Parties.

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5.3	Payments at Completion

At Completion, the Purchaser shall pay to the Seller:

5.3.1	on account of the Share Consideration and as shown in schedule 2, part 3, an amount equal to:

(a)	the Initial Share Consideration;

(b)	plus an amount equal to the Estimated Cash;

(c)	less an amount equal to the Estimated Third Party Debt;

(d)	less an amount (if any) equal to the debt-like items and other adjustments;

(e)	less an amount (if any) equal to any remaining intercompany balances with the Seller;

(f)	less an amount equal to the Estimated Manager Bonuses;

(g)	plus an amount equal to the Estimated Net Working Capital; and

(h)	less an amount (if any) equal to any professional service costs relating to the Transaction incurred by the Group and not included in Net Working Capital as a liability; and

5.3.2	the Intercompany Loan Consideration.

5.4	Completion Accounts

The Seller and the Purchaser shall act in accordance with the provisions of schedule 2, in preparing and finalising the Completion Accounts and Consideration Adjustment Statement.

5.5	Adjustment to amount paid at Completion

Within three Business Days after the Determination Date, a payment comprising the following adjustments shall be made:

5.5.1	if the Share Consideration, as set out in the Consideration Adjustment Statement, exceeds the Share Completion Payment, the Purchaser shall pay to the Seller, as an increase in the Share Consideration, an amount equal to such excess; and

5.5.2	if the Share Consideration, as set out in the Consideration Adjustment Statement, is less than the Share Completion Payment, the Seller shall pay to the Purchaser, as a reduction in the Share Consideration, an amount equal to such shortfall.

Any adjustment to the Share Consideration determined in accordance with this clause 5.5 shall be set out in the Consideration Adjustment Statement.

5.6	Payments made without set-off

Any payment made pursuant to clauses 5.3 or 5.5 shall be made in cash without set-off, counterclaim, withholding or other deduction.

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6.	W&I INSURANCE POLICY

6.1	The Purchaser undertakes to the Seller that:

6.1.1	the W&I Insurance Policy is incepted and in force and on risk from the Signature Date;

6.1.2	the W&I Insurance Policy includes:

(a)	a provision that the relevant insurer shall have no right of subrogation against the Seller, other than in the event of fraud by the Seller (“Subrogation Waiver”); and

(b)	provisions to allow the Seller to enforce the Subrogation Waiver under Third Parties Act (“Third Party Rights Provisions”); and

6.1.3	no amendments or variations shall be made to the Subrogation Waiver or the Third Party Rights Provisions which have the effect of increasing the liability of the Seller under the W&I Insurance Policy, without the prior written consent of the Seller.

6.2	Subject to the provisions of clause 6.3, the Purchaser shall have no recourse against the Seller and shall only have recourse against and shall only be entitled to claim against the insurers in terms of the W&I Insurance Policy in respect of any Relevant Claim. For the avoidance of doubt, in respect of any Relevant Claim:

6.2.1	if, for any reason whatsoever (other than fraud on the part of the Seller), including, without limitation: (i) the W&I Insurance Policy being cancelled or terminated; (ii) the insurer repudiating any Relevant Claim instigated by the Purchaser; (iii) the W&I Insurance Policy lapsing or being repudiated; and/or (iv) the insurer failing to pay any claim under the W&I Insurance Policy or any portion thereof, the Purchaser will nevertheless still not have any claim or recourse against the Seller in respect of any Relevant Claim; and

6.2.2	the maximum aggregate liability of the Seller under or in respect of all or any Warranty Claims and all or any Tax Claims for which the Purchaser may claim in terms of the W&I Insurance Policy, including all costs, charges, fees and expenses incurred by the Purchaser or any other member of the Purchaser’s Group in relation to the same, shall be limited to, and shall not exceed in any way whatsoever, the sum of USD 1.00 (other than for fraud on the part of the Seller in which case, the relevant insurer shall have rights of recovery to the Seller).

6.3	If subject to clause 12.6 and clause 6.5, the Seller breaches a Warranty, Tax Warranty or any aspect of the Tax Covenant which is excluded from the ambit of the W&I Insurance Policy, as specifically stated in schedule 3, part 2 or that has been excluded as a result of the General Exclusions specifically stated in schedule 3, part 3 (“Uninsured Claims”), then the Purchaser shall be entitled to make a claim against the Seller in respect of such Uninsured Claims, provided that the Seller’s aggregate liability in respect of all Uninsured Claims shall not exceed the Seller’s liability cap pursuant to paragraph 3 of schedule 4 (including all costs, charges, fees and expenses incurred by the Purchaser or any other member of the Purchaser’s Group).

6.4	Unless the Purchaser has given Notice of such Relevant Claim in accordance with schedule 4 (in respect of the time frames set out at 6.4.1 and 6.4.2 below) to the Seller, within:

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6.4.1	five years of the Completion Date in relation to all Tax Warranties that are Uninsured Claims; and

6.4.2	12 months of the Completion Date in relation to the Uninsured Claims (other than the Tax Warranties that are Uninsured Claims).

6.5	Notwithstanding clause 6.3 above, if the Purchaser wishes to make a Relevant Claim in respect of warranty 8.1 and 15.1, the Purchaser shall have no recourse against the Seller unless it has first pursued a claim against the insurers in terms of the W&I Insurance Policy.

6.6	Save as specifically set out in this clause 6, the provisions of clause 17.3.2 will apply mutatis mutandis in respect of a Relevant Claim made by the Purchaser against the Seller pursuant to clause 6.4.

7.	COMPLETION

7.1	Completion arrangements

Completion of the sale and purchase of: (1) the Shares (2) the Intercompany Receivables; and (3) the Intercompany Payables shall take place at the offices of the Company (or at such other place as may be agreed in writing between the Purchaser and the Seller, including by way of virtual or electronic communication) on the Completion Date.

7.2	Compliance with obligations

Neither the Seller nor the Purchaser shall be obliged to complete the sale and purchase of any of the Shares, the Intercompany Receivables or the Intercompany Payables unless:

7.2.1	the other party complies with its obligations under clause 7;

7.2.2	the purchase of all the Shares, the Intercompany Receivables and the Intercompany Payables are completed simultaneously; and

7.2.3	the Seller is in receipt of the funds transferred by the Purchaser pursuant to clause 7.5.1.

7.3	Seller Completion actions

7.3.1	On the Completion Date, subject to the discharge by the Purchaser of its obligations in clause 7.5, the Seller shall deliver, or procure the delivery of, to the Purchaser:

(a)	each Intercompany Transfer Document duly executed by the relevant member(s) of the Seller’s Group and the relevant member(s) of the Group;

(b)	share certificates in respect of the Shares (or an indemnity in the case of any lost certificate);

(c)	a share transfer form in respect of the Shares duly completed and signed by the Seller as transferor and dated on the Completion Date; and

(d)	a power of attorney duly executed by the Seller in favour of the Purchaser or its nominee(s) to enable the Purchaser (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares.

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7.4	Board Meeting of the Company

The Seller shall ensure that prior to Completion a meeting of the board of directors of the Company is held at which the directors:

7.4.1	approve the transfers of the Shares to the Purchaser, the registration of the Purchaser as a member of the Company in respect of the Shares and the issue to the Purchaser share certificate(s) in respect of the Shares (subject only to those transfers being re-presented duly stamped);

7.4.2	subject to there being at all times sufficient persons appointed as directors of the Company as required by the Company’s articles of association and applicable law, accept those resignations tendered by any director of the Company, such resignations to take effect from Completion; and

7.4.3	appoint persons nominated by the Purchaser as directors of the Company with effect from Completion, subject to those persons consenting to such appointment and not being disqualified in law or under the constitutional documents of the Company from holding those offices, and the Seller shall supply duly signed minutes of the meeting to the Purchaser on Completion.

7.5	Purchaser Completion actions

On the Completion Date, the Purchaser shall:

7.5.1	pay the amounts specified in clause 5 by the transfer of funds to the Seller’s Account in respect of the Share Consideration and the Intercompany Loan Consideration; and
7.5.2	deliver to the Seller’s Lawyers:

(a)	each Intercompany Transfer Document fully executed by the Purchaser or relevant member(s) of the Purchaser’s Group;

(b)	counterparts of each other Acquisition Document duly executed as at Completion by the Purchaser or the relevant member of the Purchaser’s Group, where relevant;

(c)	a copy of any power of attorney or other authority pursuant to which any Acquisition Document or other document required to be executed under this clause is executed on behalf of any member of the Purchaser’s Group; and

(d)	a copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of each Acquisition Document and all such other documents as are required to be executed under this clause 7.5 on the Purchaser’s behalf and, where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or a relevant extract thereof.

7.6	Purchaser post-Completion actions

7.6.1	Following completion the Purchaser shall procure that the Company shall pay, in the next payroll following Completion, the Manager Bonuses.

7.6.2	As soon as reasonably practicable after Completion, and in any event within 3 (three) calendar months, the Purchaser shall procure that each Group Company with the word “Inseego” in its name will change its name to any name that does not include the word “Inseego” or any other similar words.

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8.	TERMINATION RIGHTS

8.1	The Purchaser shall be entitled to terminate this Agreement by written notice to the Seller if between the Signature Date and the Completion Date a Material Adverse Change has occurred and is continuing immediately prior to Completion.

8.2	For the purposes of clause 8:

“Material Adverse Change” means any matter, event or circumstance that has a material adverse effect on the business, assets or operation of the Group taken as a whole, provided that none of the following matters, events, or circumstances shall be deemed, either alone or in combination, to constitute a Material Adverse Change or be taken into account in determining whether there has been a Material Adverse Change:

8.2.1	any outbreak or material escalation of war or major hostilities or any act of terrorism, in each case, in any of the Territories;

8.2.2	acts of God, including earthquakes, hurricanes, floods, other adverse weather conditions or other natural catastrophes or epidemics or pandemics;

8.2.3	acts of war (whether declared or undeclared), sabotage, armed hostilities, terrorism, military action, civil war, civil commotion, riots or any threat of, preparation for, or material escalation or worsening thereof;

8.2.4	the passing of, change or prospective change in, change in the interpretation or enforcement of Applicable Laws, Relevant Accounting Standards or other accounting standards applicable to any member of the Group;

8.2.5	any act or omission of any member of the Seller’s Group or any member of the Group taken at the direction of the Purchaser or a member of the Purchaser’s Group;

8.2.6	any event, matter or circumstance which has been Fairly Disclosed to the Purchaser prior to or on the Signature Date;

8.2.7	any act of the Purchaser or another member of the Purchaser’s Group or any matter, event or circumstance attributable to a communication of the Purchaser or any other member of the Purchaser’s Group including in respect of its plans or intentions with respect to the Group and the impact of such plans and intentions on relationships with customers, suppliers, distributors, partners or employees; or

8.2.8	any action taken by Seller or any other member of the Seller’s Group as contemplated or permitted by this Agreement,

it being recorded that “material” for the purposes of this definition of Material Adverse Change means an event, matter or circumstance or combination of events, matters or circumstances which has, whether individually or in the aggregate, an adverse impact of: (i) 25% (twenty five percent) or more on the Adjusted EBITDA of the Group on an annualised basis as set out in the Accounts, or (ii) 25% or more on the total assets of the Group as set out in the Accounts, in the form of an understated or undisclosed liability, or the write down in value of the Group’s total assets, when compared to the value of the Group’s total assets as set out in the Accounts, where the event, matter or circumstance occurred during the course of that financial year, which impact shall be calculated net of all amounts that are recovered or recoverable under insurance policies, other than from an act or omission of the Purchaser.

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8.3	If at any time after the Signature Date, but before 3 (three) Business Days prior to the Completion Date (the “Drop Down MAC Date”), either Party (the “Discovering Party”) becomes aware that a Material Adverse Change has occurred or is reasonably like to occur, the Discovering Party will notify the other Party of the occurrence or anticipated occurrence of the Material Adverse Change, as determined in their reasonable opinion, acting in good faith, by delivering written notice of the occurrence of such Material Adverse Change to the other Party (“MAC Notice”) as soon as reasonably possible after becoming aware thereof, but in any event within 1 (one) Business Day of becoming aware of the Material Adverse Change or potential Material Adverse Change, but provided that no MAC Notice may be delivered after the Drop Down MAC Date.

8.4	The MAC Notice shall include details of the Material Adverse Change or potential Material Adverse Change and shall include such other supporting information and/or documentation as may be available to the Discovering Party in order to enable the receiving Party to assess whether a Material Adverse Change has actually occurred or is reasonably likely to occur.

8.5	If this Agreement is terminated by the Purchaser pursuant to and in accordance with clause 8.1, then it shall cease to have any further force and effect, save that:

8.5.1	clause 1, this clause 8.5, clause 19 and clauses 21 to 30 shall continue in full force and effect despite such termination; and

8.5.2	such termination shall not affect the accrued rights, remedies, obligations and liabilities of the Parties under this Agreement as at the time of termination, (including in relation to any breach of the Agreement occurring at or before the time of termination).

9.	PRE COMPLETION MATTERS

9.1	Operation of Group Companies

9.1.1	Pending Completion, the Seller shall use reasonable endeavours to procure that each Group Company shall continue to operate in the ordinary course of business consistent with past practice, while preserving the value of its assets, goodwill and current business relationships and maintaining its trading and financial position, and in accordance with all Applicable Laws.

9.1.2	For the duration of the Interim Period, the Seller shall provide the Purchaser with reasonable access to all information and documentation pertaining to each Group Company and each member of the management team of each Group Company, during business hours and on reasonable notice.

9.1.3	The Seller shall not be required to provide the Purchaser access to any information or documentation in accordance with clause 9.1.2 where the provision of such information or documentation would result in the Seller being in breach of any provisions of Applicable Law.

9.1.4	The Parties agree that, within 10 Business Days following the Signature Date, they will cooperate with one another to contact a mutually agreed list of material customers to notify them of the Transaction.

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9.2	Interim Period Restrictions on Group Companies

The Seller undertakes that during the Interim Period it will use reasonable endeavours to procure that (subject to Applicable Laws and other than in the ordinary course of business) no Group Company shall or shall agree to (whether conditionally or not):

9.2.1	change its authorised or issued share capital in any way (including the creation of new shares, the redemption or repurchase of shares or any reduction of capital) or grant any option or right to subscribe for any shares or other securities convertible into shares;

9.2.2	other than as required for purposes of the fulfilment of the Suspensive Conditions, pass any resolution of its shareholders or any class of its shareholders;

9.2.3	acquire or dispose of:

(a)	any shares, assets or any other interest in any company, business or partnership; or

(b)	any other material asset;

9.2.4	grant any interest in any immovable property or vary the terms of, or waive any rights under, any lease of immovable property (including settling any rent review);

9.2.5	create any Encumbrance over any of its assets or undertaking;

9.2.6	enter into, amend or terminate any agreement or arrangement with the Seller’s Group;

9.2.7	enter into any material transaction;

9.2.8	incur any borrowings from any third party;

9.2.9	incur any borrowings from any member of the Seller’s Group;

9.2.10	give any guarantee or indemnity in relation to the obligations or liabilities of any other person;

9.2.11	cancel or fail to renew any of its insurance policies, and shall maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

9.2.12	commence or settle any material litigation or arbitration (except when required by insurers);

9.2.13	terminate the employment of any Senior Employee or make any material alterations to the terms and conditions of employment (including remuneration and benefits) of any Senior Employee, other than:

(a)	any alterations which have been agreed by any Group Company before the Signature Date and Fairly Disclosed in the Disclosure Letter; or

(b)	salary increases in the ordinary course of business;

9.2.14	establish any new pension scheme or discontinue, materially amend or exercise any material discretion in relation to any pension scheme;

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9.2.15	incur or agree to incur any unbudgeted capital expenditure in excess of an aggregate amount of USD 100,000;

9.2.16	enter into or agree to enter into any joint venture or partnership;

9.2.17	incur any liabilities of whatsoever nature;

9.2.18	issue any loans to any directors, officers or employees of the Group; and

9.2.19	maintain the material assets of the Company in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted).

9.3	Permitted actions

Clauses 9.1 and 9.2 shall not restrict or prevent a Group Company from:

9.3.1	doing anything:

(a)	required by, or to give effect to, any Acquisition Document;

(b)	with the Purchaser’s prior written consent (not to be unreasonably withheld or delayed);

(c)	to comply with any Applicable Law, provided that the Seller shall inform the Purchaser of any required action prior to any such actions being taken, and that the required actions shall only be implemented to the extent strictly necessary under Applicable Law; or

(d)	to comply with its existing contractual obligations;

9.3.2	entering into the Australian Lease Extension; or

9.3.3	making cash distributions to Inseego, while maintaining adequate levels of working capital in the Group ensuring Cash in the Group does not fall below the Estimated Cash amount.

10.	POST CLOSING UNDERTAKINGS

The Parties agree that the Seller shall (and shall procure that the relevant members of the Seller’s Group shall) provide the Purchaser and the Company with reasonable support in preparing the reconciliation between the FY23 Accounts for the period ending on 31 December 2023 and the Subsidiary Audited Accounts, in accordance with the specific accounting principles, bases, conventions, categorisations, definitions, rules and estimation techniques set out in schedule 2, part 1, 2 to 7 (inclusive), at no cost to the Purchaser or the Company.

11.	PURCHASER’S WARRANTIES

11.1	Purchaser general warranties

11.1.1	The Purchaser warrants and undertakes to the Seller, for the benefit of the Seller and each other member of the Seller’s Group, that as at the Signature Date (in relation to Light Sabre) and as at the Completion Date (in relation to Ctrack Holdings):

(a)	the Purchaser has the right, power and authority, and has taken all action necessary, and obtained all consents, permissions and approvals which are necessary for it to execute, deliver and exercise its rights and perform its obligations under each Acquisition Document;

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(b)	the Purchaser’s obligations under each Acquisition Document constitute binding obligations of the Purchaser enforceable in accordance with their respective terms;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under, each of the Acquisition Documents will not:

(i)	contravene or conflict with, or result in a breach of, any provision of its memorandum or articles of association or by-laws or equivalent constitutional documents or any instrument to which it is a party or by which it is bound;

(ii)	contravene or conflict with, or result in a breach of, any order, judgment or decree of any Relevant Authority; or

(iii)	result in a violation or breach of any Applicable Law, rule or regulation of any Relevant Authority;

(d)	there are no:

(i)	outstanding or unsatisfied orders, decrees, decisions, judgments or arbitral awards of any Relevant Authority against, or affecting, the Purchaser;

(ii)	civil, criminal or administrative actions or proceedings or other dispute resolution processes in existence or, to the knowledge of the Purchaser, pending or threatened against or affecting the Purchaser;

(iii)	investigations by any Relevant Authority which are, or have been, in existence, or, to the knowledge of the Purchaser, pending or threatened against the Purchaser at any time during the last 12 months; or

(iv)	orders made or petitions presented or resolutions passed for the winding up of the Purchaser or for an administration order in respect of the Purchaser or for the appointment of a liquidator or provisional liquidator to the Purchaser and no meeting has been convened to consider a resolution for any of the foregoing, which, in any case, have, or could have, an adverse effect on the ability of the Purchaser to execute and deliver, and/or perform its obligations under, each of the Acquisition Documents or which could materially adversely impact any member of the Seller’s Group; and

(e)	save as otherwise contemplated in this Agreement, it is entering into each of the Acquisition Documents on its own behalf and not on behalf of any other person.

11.1.2	The Purchaser further warrants that, in respect of Ctrack Holdings, as at the Completion Date:

(a)	it has immediately available the necessary cash resources and available debt financing to meet its obligations under each Acquisition Document;

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(b)	as at the Completion Date, neither it nor any member of the Purchaser’s Group is aware of any matter, event or circumstance which would, or may, constitute a breach of any of the Warranties, the Tax Warranties, the Tax Covenant or otherwise give rise to any liability on the part of the Seller under any Acquisition Document, in which regard, the Purchaser and any member of the Purchaser’s Group shall be deemed:

(i)	only to be aware of, and have knowledge of, the matters, events and circumstances actually known (having reviewed the Due Diligence Reports) by any person listed in schedule 7, at the Signature Date whose knowledge shall be deemed to be limited to the matters covered by this clause 11, and it shall not be obliged to make enquiry of any other person; and

(ii)	not to have any other actual, imputed or constructive knowledge, whether of such individuals or generally.

(c)	it is a United Kingdom tax resident;

(d)	its sole director is a United Kingdom tax resident;

(e)	its company secretary is a United Kingdom tax resident;

(f)	all of its board meetings are held in the United Kingdom;

(g)	it is not a South African tax resident; and

(h)	Ctrack Holdings is not effectively managed in South Africa for the purposes of South African tax law and it is not a controlled foreign company as defined in section 9D(1) of the South African Income Tax Act No. 58 of 1962 (as amended) for South African tax law.

11.2	Rights against parties

11.2.1	The Purchaser covenants with the Seller that (in the absence of fraud by the person(s) on whom it has relied) the Purchaser:

(a)	has no rights against; and

(b)	may not make any claim against,

any officer, employee or agent of, or adviser to any member of the Seller’s Group on whom it may have relied before agreeing to any term of, or entering into, any Acquisition Document.

11.2.2	Each officer, employee or agent of, or adviser to, each member of the Seller’s Group may enforce the provisions of clause 11.2.1 subject to and in accordance with:

(a)	the provisions of the Third Parties Act; and

(b)	the provisions of clause 27.2.

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12.	SELLER’S WARRANTIES

12.1	Seller’s Warranties

The Seller warrants to the Purchaser that:

12.1.1	each Warranty (save for the Warranty in schedule 3 paragraph 11.3 which will be warranted as at the Completion Date only pursuant to clause 12.1.2) and Tax Warranty is true and accurate as at the Signature Date; and

12.1.2	each Warranty is true and accurate as at the Completion Date as if each Warranty were repeated at the date of Completion with reference to the facts and circumstances then existing.

12.2	Each Warranty and each Tax Warranty made or given in respect of the facts and circumstances at any time prior to the Signature Date is not, and shall not be construed as being, made or given in respect of facts or circumstances more than three years prior to the Signature Date.

12.3	No other warranties

Other than the Warranties and the Tax Warranties, the Seller gives no other warranties (whether express, implied or tacit and whether orally or contained in any other document) and makes no representations in relation to or in connection with the Shares, the Intercompany Receivables, the Intercompany Payables, the Company, the other Group Companies or the business, assets or liabilities of the Company and the other Group Companies.

12.4	Separate and independent

Subject to clause 12.6 each of the Warranties and each of the Tax Warranties is separate and independent and shall in no way be limited to or restricted by reference to or inference from the terms of any other Warranty or Tax Warranty.

12.5	Knowledge or awareness

In respect of any Warranty or Tax Warranty qualified by a reference (however expressed) to the knowledge or awareness or belief of the Seller (or any similar expression), the Seller shall be deemed:

12.5.1	only be aware of, and have knowledge of, the matters, events and circumstances actually known by any person listed in schedule 6 at the Signature Date whose knowledge shall be deemed to be limited to the matters covered by the Warranties set out next to the name of the relevant person in schedule 6, and the Seller shall not be obliged to make enquiry of any other person; and

12.5.2	not to have any other actual, imputed or constructive knowledge, whether of such individuals or generally.

12.6	Warranties qualified by the Disclosure Letter and the Supplemental Disclosure Letter

The Purchaser shall not be entitled to claim that any matter, event and/or circumstance causes any of the Warranties or the Tax Warranties to be breached if it has been contained or referred to in any Acquisition Document or if Fairly Disclosed in the absence of any fraud by the Seller or any of its agents or advisers.

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12.7	Supplemental Disclosure Letter

12.7.1	Subject to clause 12.7.2, the Seller will, deliver to the Purchaser a Supplemental Disclosure Letter or provide written confirmation that no such letter is required, and, it shall deliver:

(a)	not later than two (2) Business Days prior to Completion, a draft of the Supplemental Disclosure Letter, or written confirmation that no such letter is required, to the Purchaser; and

(b)	if a Supplemental Disclosure Letter is to be delivered, on Completion, a duly executed Supplemental Disclosure Letter substantially in the form of the of the Disclosure Letter, save for any changes necessary or desirable to address any comments reasonably raised by or on behalf of the Purchaser or any changes required in the reasonable opinion of the Seller.

12.7.2	The facts and circumstances set out in the Supplemental Disclosure Letter must relate only to matters occurring from the Signature Date to the Completion Date.

12.7.3	Nothing contained in this clause 12.7 shall preclude the Purchaser from making any Warranty Claim in respect of an Uninsured Claim, in relation to the matters contained in the Supplemental Disclosure Letter.

13.	TAX

The Parties agree that schedule 5 shall have effect.

14.	PARENT OBLIGATIONS

14.1	In consideration of the Purchaser entering into this Agreement, Inseego (as primary obligor), at the request of the Seller, guarantees as a continuing obligation the due and punctual performance and observance by the Seller of all the Seller’s obligations to the Purchaser arising under or pursuant to clauses 12, 15 and 18 this Agreement (“Parent Obligations”).

14.2	If the Seller defaults in the performance and observance of any of the Parent Obligations, and/or the discharge of any of its liabilities in respect of the Parent Obligations, the Purchaser shall be entitled to serve demand on Inseego and, unless such default is remedied to the satisfaction of the Purchaser within 30 Business Days from service of such demand (“Remedy Period”), Inseego shall on the expiry of the Remedy Period:

14.2.1	(without the need for any further demand) perform and discharge the Parent Obligations; and

14.2.2	pay any amount owing to the Purchaser in respect of the Parent Obligations in the manner prescribed in this Agreement as if it were the Seller.

14.3	This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Seller, relating solely to the Parent Obligations, under this Agreement.

14.4	Inseego’s liability under this guarantee shall not be affected, discharged, modified or impaired by:

14.4.1	any amendment to or variation of this Agreement or any other Acquisition Document;

14.4.2	any insolvency, liquidation, administration, receivership or winding-up or dissolution of the Seller; or

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14.4.3	any change of control or sale of any of the Seller.

14.5	This guarantee shall remain in force and effect until the Seller, or as the case may be Inseego, has performed, observed and discharged all of the Parent Obligations.

15.	NOVATION

15.1	The Parties agree that:

15.1.1	on the Novation Date, all Light Sabre’s benefits and obligations pursuant to this Agreement will be novated from Light Sabre to Ctrack Holdings, resulting in Ctrack Holdings replacing Light Sabre under this Agreement in all respects as if Ctrack Holdings were the original party hereunder except as otherwise provided herein (the “Novation”); and

15.1.2	subject to Light Sabre and Ctrack Holdings complying with their respective obligations under this Agreement, the Seller shall not unreasonably withhold its consent to give effect to the Novation.

15.2	On the Novation Date:

15.2.1	Light Sabre shall, and where necessary shall procure that Ctrack Holdings shall, deliver to the Seller:

(a)	a legal opinion addressed to the Seller from Bowmans Mauritius in relation to the legal capacity of Ctrack Holdings to enter into and perform its obligations under the Acquisition Documents to which it is a party and confirming the necessary execution formalities in respect of Ctrack Holdings;

(b)	a copy of a resolution of the board of directors of Ctrack Holdings authorising the execution of all required documents to be signed by or on behalf of Ctrack Holdings as at the Signature Date; and

(c)	a deed of novation, to give effect to the Novation, in the form agreed by the Parties, executed by each of Light Sabre and Ctrack Holdings; and

15.2.2	the Parties shall sign and deliver all documents necessary to give effect to the Novation.

16.	SPECIFIC INDEMNITY

16.1	To the extent that it is not covered under the W&I Insurance Policy, the Seller hereby indemnifies the Purchaser against any and all Loss that it, the Company or any other Group Company suffered or incurred as a direct result of a pre-Completion action in respect of any discrepancy between the Subsidiary Audited Accounts and the FY23 Accounts.

16.2	If any claim relating to the Specific Indemnity is made against any Group Company (“Indemnified Claim”), the Purchaser will, as soon as reasonably possible, comply with the provisions for instituting a claim under schedule 4, including giving notice thereof to the Seller.

16.3	After any final decision, judgment or award shall have been rendered by an arbitrator, court or governmental entity of competent jurisdiction and the expiration of the time in which to appeal there from, or a settlement shall have been consummated, or the Purchaser and the Seller have agreed to a mutually binding agreement with respect to an Indemnified Claim hereunder, the Purchaser shall forward to the Seller notice of any amounts due and owing by the Seller pursuant to this Agreement with respect to such Indemnified Claim. The Seller shall make payment of all amounts due and owing in respect of such Indemnified Claim, within 10 (ten) Business Days of receipt of the applicable notice from the Purchaser.

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17.	REMEDIES

17.1	No right of rescission

Notwithstanding any breach of this Agreement or any other Acquisition Document or the provisions of any relevant law, save as set out in clause 8, the sole remedy of the Purchaser for breach of any provision of any Acquisition Document shall be damages and the Purchaser:

17.1.1	shall have no right to rescind or terminate any Acquisition Document whether before or after Completion in any circumstances or be entitled to treat the Seller as having repudiated this Agreement or any Acquisition Document; and

17.1.2	on behalf of itself and each member of the Purchaser’s Group, including after Completion each member of the Group, hereby irrevocably waives all and any other rights and remedies it may have, whether arising under any Acquisition Document or otherwise provided by law, in relation to a breach of any provision of any Acquisition Document including any right to rescind or terminate any Acquisition Document, provided that nothing in clause 17.1 shall exclude any right or remedy arising as a result of any fraud.

17.2	No right to claim where prior knowledge

The Purchaser acknowledges and agrees that, save in respect of any Relevant Claim pursuant to the Tax Covenant:

17.2.1	it shall not make any Relevant Claim; and

17.2.2	the Seller shall have no liability in respect of any such Relevant Claim,

if and to the extent that any person listed in schedule 7 was aware (having reviewed the Due Diligence Reports prepared for, or by, the Purchaser’s Group in relation to the Transaction) as at the Signature Date or Completion Date (a) of the matter, event or circumstance which is the subject matter of the Relevant Claim; or (b) that such matter, event or circumstance could reasonably be expected to give rise to or result in the Relevant Claim, provided that nothing in this clause 17.2 shall exclude any right or remedy arising as a result of any fraud by the Seller or any member of the Seller’s Group.

17.3	Liability to make payment

17.3.1	The Seller shall not be liable to make any payment under any Acquisition Document, unless and until such liability has been agreed in writing or adjudged payable in legal proceedings in accordance with this Agreement.

17.3.2	The Purchaser shall not exercise any right of set-off or counter-claim against, or otherwise withhold payment of, any sums stated to be payable by the Purchaser to the Seller under any Acquisition Document or under any other agreement subsisting between them, unless and until such right of set-of or counterclaim or right to withhold payment has been agreed in writing or adjudged payable in legal proceedings in accordance with this Agreement.

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17.4	Limitations on claims

17.4.1	Subject to clause 17.4.2, the Seller shall not be liable in respect of any Relevant Claim if and to the extent that the limitations referred to in schedule 4 or the provisions of clause 6 apply.

17.4.2	The limitations contained in clause 6.2 and schedule 4 shall not apply to any claim which arises as a result of fraud by the Seller or any member of the Seller’s Group.

18.	RESTRAINTS AND NON-SOLICITATION

18.1	Seller’s Undertakings

The Seller covenants with the Purchaser that it shall not (and it shall procure that no other member of the Seller’s Group, save in respect of any future parent of Inseego) shall:

18.1.1	at any time during the period of 24 months from the Completion Date, directly carry on, or be engaged, concerned or interested in carrying on, the Business or any other business directly competitive with the Business within any of the Territories; or

18.1.2	at any time during the period of 12 months from the Completion Date, solicit, encourage or entice away from any member of the Group any of the Senior Employees (whether or not any of those persons would commit a breach of his contract of employment or consultancy agreement by reason of leaving service), provided that nothing in this clause 18.1.2 shall prevent any member of the Seller’s Group from employing, or interviewing with a view to employing, any Senior Employee who responds to a publicly advertised vacancy or who, of his own volition, applies for employment with any member of the Seller’s Group.

18.2	Exceptions

Nothing in clause 18 shall prevent the Seller or any other member of the Seller’s Group on and after Completion from:

18.2.1	holding, for investment or pension purposes, any class of shares or other securities listed or traded on any market operated by a Recognised Investment Exchange;

18.2.2	being an owner of no more than 10% of the share capital or other equity interests of any person operating or interested in a business competitive with the Business; or

18.2.3	holding, for investment or pension purposes, any units of any authorised unit trust.

19.	CONFIDENTIALITY

19.1	Confidentiality Agreement

The Confidentiality Agreement shall cease to have any force or effect from the Completion Date.

19.2	Confidentiality re Agreement

Subject to clauses 19.3 and 19.5, each of the Parties shall:

19.2.1	treat as confidential, and shall not disclose to any person, information obtained as a result of preparing, negotiating, entering into or performing any Acquisition Document which relates to:

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(a)	the provisions of any Acquisition Document;

(b)	the negotiations relating to any Acquisition Document;

(c)	the subject matter of any Acquisition Document; or

(d)	any other Party or, in the case of the Seller, any member of the Purchaser’s Group or, in the case of the Purchaser, any member of the Seller’s Group,

such information being “Confidential Information”;

19.2.2	make every effort to prevent the disclosure of Confidential Information; and

19.2.3	procure that each member of the Seller’s Group, in the case of the Seller, and each member of the Purchaser’s Group, in the case of the Purchaser, complies with the provisions of clauses 19.2.1 and 19.2.2 as if the provisions of those clauses were expressed to apply to it.

19.3	Exceptions

Subject to clause 19.4 and notwithstanding the provisions of clause 19.2, each of the Parties, each member of the Seller’s Group and each member of the Purchaser’s Group may disclose Confidential Information (including by way of a public announcement or the issue of a circular to shareholders) if, and to the extent:

19.3.1	required by law or for the purpose of any judicial proceedings;

19.3.2	required by any Relevant Authority;

19.3.3	required to vest the full benefit of an Acquisition Document in that party;

19.3.4	such information has already come into the public domain through no fault of that party (or any member of the Seller’s Group, in the case of the Seller, or any member of the Purchaser’s Group, in the case of the Purchaser);

19.3.5	made to:

(a)	the professional advisers, auditors or bankers of that party or of any other member of the Seller’s Group (in the case of Seller) or of any other member of the Purchaser’s Group (in the case of the Purchaser); or

(b)	the officers or employees of that party or of any other member of the Seller’s Group (in the case of the Seller) or of any other member of the Purchaser’s Group (in the case of the Purchaser) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement and the other Acquisition Documents, provided that the party making the disclosure shall procure that each of those persons comply with clause 19.2 as if the provisions of such clause were expressed to apply to it;

19.3.6	each other Party has given its prior written consent to the disclosure, such consent not to be unreasonably conditioned, withheld or delayed; or

19.3.7	such disclosure is to any Tax Authority in connection with the Tax affairs of the disclosing party (or any other member of the Seller’s Group where the Seller is the disclosing party or any other member of the Purchaser’s Group where the Purchaser is the disclosing party).

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19.4	Disclosure only after notice etc.

Any disclosure pursuant to clauses 19.3.1, 19.3.2 or 19.3.7 shall, so far as is practicable, be made after:

19.4.1	notice to, and consultation with, the other Parties (except where such notice or consultation is prohibited by law); and

19.4.2	taking into account the reasonable requirements of the other Parties as to the content, timing and manner of such disclosure.

19.5	Notices to customers etc.

Nothing in this Agreement shall prohibit any Party, a member of the Seller’s Group, or a member of the Purchaser’s Group from making or sending after Completion any announcement or communication to a customer, client or supplier of any member of the Group informing it that the Purchaser has purchased the Shares, provided that the content and form of such announcement has been approved in writing in advance by the Parties, such approval not to be unreasonably withheld.

19.6	No limit in time

The provisions of this clause 19 shall apply without limit in time and notwithstanding any termination of this Agreement.

20.	FURTHER ASSURANCE AND ASSISTANCE

20.1	Further Assurance

Each of the Parties shall and, in the case of the Seller, shall procure that each member of the Seller’s Group shall, and, in the case of the Purchaser, shall procure that each member of the Purchaser’s Group shall, from time to time, before and after Completion, at its own cost, do, perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery thereof) as the other Parties may from time to time reasonably require, in a form and in terms satisfactory to the other Parties (acting reasonably), to give full effect to each Acquisition Document and to secure to the other Parties the full benefit of the rights, powers and remedies conferred upon it in each Acquisition Document.

20.2	Compliance with filing requirements

The Purchaser shall procure that the resignations and appointments of directors and the secretary of each member of the Group pursuant to clause 7 shall be filed for registration at the relevant registry as soon as practicable following Completion, and the Purchaser shall promptly provide the Seller with written evidence of such registration, if and to the extent the Seller so requests.

20.3	Books and records

From the Completion Date and for a period of six years thereafter, each Party shall give (and the Purchaser shall procure that each member of the Group gives) to the other (and their respective representatives) such reasonable access to their books, accounts, records and returns relating to or in connection with any member of the Group or the Business as the other may reasonably require, including the right to take copies and extracts on reasonable advance notice (at the cost of the party taking them), provided that the Party requesting such access provides a legitimate reason for such request.

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20.4	Intercompany Loans

From the Completion Date, each of the Parties shall and, in the case of the Seller, shall procure that each other member of the Seller’s Group shall, and, in the case of the Purchaser, shall procure that each other member of the Purchaser’s Group shall perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery thereof) as may be requested by the other Party to give full effect to the Intercompany Loan Steps Paper and to secure, for the benefit of the Seller’s Group, the Group, and the Purchaser’s Group, the full benefit of the matters contemplated by Intercompany Loan Steps Paper and the provisions of this Agreement.

21.	COSTS AND PAYMENTS

21.1	Transaction costs

21.1.1	Each Party shall pay its own fees, costs, charges and expenses relating to the negotiation, preparation, execution and performance of this Agreement.

21.1.2	For the avoidance of doubt, the W&I Insurance Policy Amount payable in respect of the W&I Insurance Policy shall be exclusively borne by the Purchaser.

21.2	Receipt by the Seller’s Lawyers and the Purchaser’s Lawyers

Receipt and acceptance by the Seller’s Lawyers or the Purchaser’s Lawyers of any monies or completed documentation to be provided by the Purchaser or the Seller, as the case may be, in satisfaction of any of the obligations of the Purchaser or the Seller, as applicable, under this Agreement shall be accepted by such Seller or the Purchaser, as applicable, as a full and complete discharge of that obligation.

21.3	Payment pursuant to claim

21.4	If any payment is made by the Seller to the Purchaser pursuant to a claim made by the Purchaser for any breach of this Agreement or otherwise pursuant to any Acquisition Document, the payment shall, so far as possible, be made by way of reduction of the consideration paid for the Shares, the Intercompany Receivables and the Intercompany Payables and that consideration shall accordingly be deemed to have been reduced by the amount of that payment.

21.5	Interest on overdue amounts

If the Purchaser fails to pay on the due date any sum due from it under any Acquisition Document (whether determined by agreement or pursuant to an order of a court or otherwise), interest shall accrue on a daily basis on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of 5% above the UK base rate for the time being of Barclays Bank plc.

21.6	Transfer Taxes

All Transfer Taxes arising in connection with the matters contemplated by any Acquisition Document and the transfer of the Shares, the Intercompany Receivables and the Intercompany Payables to the Purchaser shall be borne by the Purchaser and shall be paid on a timely basis and in compliance with all statutory requirements.

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21.7	Origin of Funds

If reasonably requested, the Purchaser shall provide to the Seller, as soon as reasonably practicable, any and all evidence of the origin of the funds used to meet its obligations to pay (or to procure the payment of) any amount under any Acquisition Document.

22.	CURRENCY CONVERSION

22.1	Rate of exchange

For the purpose of converting amounts specified in one currency into another currency where required, the rate of exchange to be used shall be the closing mid-point spot rate for exchanges between those currencies quoted in Morningstar, on the nearest Business Day for which that rate is so quoted on or prior to the date of the conversion.

22.2	Date of conversion

Where it is necessary to determine whether a monetary limit or threshold set out in this Agreement has been reached or exceeded and the value of the Relevant Claim is expressed in a currency other than USD, the date of conversion for the purposes of translating that Relevant Claim into USD in accordance with clause 22.1 shall be the date of receipt by the Seller of written notification from the Purchaser of the Relevant Claim.

23.	ENTIRE AGREEMENT

23.1	Entire Agreement

23.2	The Acquisition Documents together constitute the whole and only agreement between the Parties in relation to the sale and purchase of the Shares, the Intercompany Receivables and the Intercompany Payables and supersede any previous draft, discussions, agreement, arrangement or statement whether written or oral between all or any of the Parties in relation to that subject matter.

23.3	Non-reliance

Subject to clauses 23.7 and 23.8:

23.3.1	the Parties agree that no party has relied on, or been induced to enter into any Acquisition Document by, a statement given by another Party or any adviser thereto other than the Warranties and the Tax Warranties, which the Purchaser acknowledges are given as warranties and not as representations; and

23.3.2	the Seller is not liable to the Purchaser for any statement (including one made negligently) or in respect of any other matter, event or circumstance relating to the Shares, the Intercompany Receivables or the Intercompany Payables, any member of the Group, the Business and/or any property other than as expressly set out in an Acquisition Document.

23.4	Purchaser’s Acknowledgement

Without prejudice to clause 23.1, the Purchaser acknowledges and agrees that neither the Seller nor any member of the Seller’s Group makes any warranty or representation regarding the accuracy, reasonableness or achievement of any forecasts, estimates, projections or statements provided by the Seller or any member of the Seller’s Group (or on its behalf) at any time on or prior to the Completion Date, including any such matters contained in any information memorandum relating to the Transaction or in any other documents made available or provided to the Purchaser (or its advisers) in the course of its due diligence investigations.

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23.5	No liability

23.5.1	No member of the Seller’s Group or an adviser thereto shall have any liability to the Purchaser or any other member of the Purchaser’s Group for a statement in connection with the Transaction (other than the Seller’s obligations in respect of the Warranties and the Tax Warranties).

23.5.2	Any of the persons referenced in clause 23.5.1 may enforce the terms of this clause 23.5 subject to and in accordance with:

(a)	the provisions of the Third Parties Act; and

(b)	the provisions of clause 27.2.

23.6	No action re previous agreements etc.

No Party shall bring any action against any other Party or against any other member of the Purchaser’s Group or the Seller’s Group or any member of the Group, as the case may be, in relation to:

23.6.1	any previous agreement(s) between them relating to the subject matter of this Agreement other than the Confidentiality Agreement; or

23.6.2	save as expressly set out in any Acquisition Document, any statement or any other matter, event or circumstance relating to the Shares, the Intercompany Receivables or the Intercompany Payables, any member of the Group, the Business and/or any property, and any member of the Group, any member of the Purchaser’s Group and any member of the Seller’s Group may enforce the terms of this clause 23.6 subject to, and in accordance with, the provisions of the Third Parties Act and the provisions of clause 27.2.

23.7	Commercial Assessment

Each Party acknowledges to the other Parties, after due and careful consideration, that except as expressly provided in any Acquisition Document, each Party is entering into the Acquisition Documents solely in reliance upon its own commercial assessment and investigations and advice from its own professional advisers, and further acknowledges that each other Party is entering into the Acquisition Documents in reliance upon the acknowledgement given in this clause 23.7.

23.8	Fraud

Nothing in this clause 23 shall have the effect of limiting or restricting any liability arising as a result of any fraud by the Seller.

24.	INVALIDITY

If at any time all or any part of any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, then the remainder of that provision and all other provisions of this Agreement shall remain valid and enforceable.

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25.	AMENDMENTS, WAIVERS AND RIGHTS

25.1	Amendments

No amendment or variation of the terms of this Agreement shall be effective unless it is made or confirmed in a written document signed by, or on behalf of, each Party.

25.2	Delay in exercise/non-exercise of rights

Except as otherwise set out in this Agreement, no delay in exercising, or non-exercise, by any Party of any right, power or remedy provided by law or under this Agreement impairs, or constitutes a waiver or release of, that right, power or remedy.

25.3	Waivers

Any waiver or release must be specifically granted in writing signed by the Party granting it and shall:

25.3.1	be confined to the specific circumstances in which it is given;

25.3.2	not affect any other enforcement of the same or any other right, power or remedy; and

25.3.3	unless it is expressed to be irrevocable, be revocable at any time in writing.

25.4	Exercise of rights

No single or partial exercise of any right, power or remedy provided by law or under this Agreement prevents any other or further exercise of it or the exercise of any other right, power or remedy.

25.5	Rights and remedies cumulative

Except as expressly set out in this Agreement, the rights, powers and remedies of any Party under this Agreement are cumulative and not exhaustive of any rights, powers or remedies provided by general law.

25.6	Provisions remain in force notwithstanding Completion

Any provision of this Agreement which is capable of being performed after, but which has not been performed at or before, Completion and all warranties, covenants and other undertakings contained in, or entered into pursuant to, this Agreement shall remain in full force and effect notwithstanding Completion.

26.	ASSIGNMENT

26.1	Agreement binding on successors and permitted assignees

This Agreement shall be binding on and inure for the benefit of the successors and permitted assignees of the Parties.

26.2	No assignment generally

Save as otherwise provided in clause 15, this Agreement is personal to the Parties. Accordingly, save as expressly provided in clause 26.3, no Party may assign, transfer, declare a trust of the benefit of, or in any other way alienate, or create rights over, any of its rights or benefits under this Agreement whether in whole or in part.

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26.3	Permitted assignment

Notwithstanding clauses 15 and 26.2, the Seller, Inseego and the Purchaser may assign any of their rights under this Agreement and/or any other Acquisition Document without any requirement for consent, to: (a) any member of the Seller’s Group or a lender under any financing arrangements that Inseego or any member of the Seller’s Group is party to (in the case of assignment by the Seller or Inseego); or (b) the Purchaser’s Group (in the case of assignment by the Purchaser) provided that the relevant assignor shall, in the case of assignment to a member of the assignor’s relevant group only, procure that any such member to whom it assigns any of its rights under this clause shall re-assign all such rights to its relevant assignor immediately prior to it ceasing to be a member of the Purchaser’s Group (in the case of the Purchaser’s assignee) and the Seller’s Group (in the case of the Seller or Inseego’s assignee). Any assignment made pursuant to this clause shall be subject to the following terms:

26.3.1	no such assignment shall relieve the Purchaser of any of its obligations under this Agreement; and

26.3.2	the assignee acknowledges that the Seller may continue to deal exclusively with the Purchaser in respect of all matters relating to this Agreement at all times unless and until the assignee notifies the Seller in writing that it is exercising its rights as assignee.

26.4	Unpermitted assignment void

Any purported assignment in contravention of clause 26.2 shall be void.

27.	THIRD PARTY RIGHTS

27.1	Generally, no Third Party rights

27.1.1	Save as provided in clauses 11.2.2, 23.5 or 23.6 and in accordance with clause 27.2, the Parties do not intend that any term of this Agreement should be enforceable by virtue of the Third Parties Act by any person who is not a party to this Agreement.

27.1.2	Nothing in this clause 27.1 affects any right or remedy of a Third Party which exists or is available apart from the Third Parties Act.

27.2	Others entitled to benefit

Those persons who have the benefit of clauses 11.2.2, 23.5 or 23.6, may enforce the provisions of those clauses subject to and in accordance with the Third Parties Act provided that:

27.2.1	this Agreement may be varied from time to time or rescinded without the consent of all or any of those persons, and s2(1)(a) to (c) Third Parties Act shall not apply to this Agreement;

27.2.2	none of those persons may assign any of their respective rights under any of those clauses either in whole or in part; and

27.2.3	none of those persons may take any steps to enforce all or any of its rights under this Agreement without the Seller’s prior written consent and without first having appointed the Seller as its agent to have sole conduct of all proceedings involving that person.

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28.	NOTICES

28.1	Form of notices

A Notice shall be:

28.1.1	in writing;

28.1.2	in the English language; and

28.1.3	delivered personally or sent by commercial courier or by email to the party due to receive the Notice marked for the attention of the person set out in clause 28.3 and to the address set out therein or notified pursuant to clause 28.4.

28.2	Notice deemed given

Unless there is evidence that it was received earlier, a Notice is deemed given:

28.2.1	if delivered personally, at the time of delivery;

28.2.2	if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; and

28.2.3	if sent by email, at the time of sending provided that no notification informing the sender that the message has not been delivered is received by the sender,

and provided that if any Notice would otherwise become effective on a non-Business Day or after 17:00 hours on a Business Day, it shall instead become effective at 09:00 hours on the next Business Day.

28.3	Details of the Parties

The details for the purposes of clause 28.1 are:

Party:	The Seller / Inseego

Address:	Inseego Corp.
9710 Scranton Road, Suite 200
San Diego, CA 92121

Email address:	legal@inseego.com

For the Attention of:	Steven Gatoff
With a copy, which shall not constitute notice, to Sarah Moyles at sarah.moyles@gtlaw.com
Party:	The Purchaser

Address:	Octorian Corporate Services (Mauritius) Limited
Level 6, Tower A,
1 Exchange Square, Wall Street,
Ebene, Mauritius

Email address:	uchennae@convergencepartners.com

For the Attention of:	Uchenna Enebeli

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28.4	Amendment of Notice details

A Party may change its details given in clause 28.3 by giving Notice, the change taking effect for the party notified of the change at 09:00 hours on the later of:

28.4.1	the date, if any specified in the Notice as the effective date for the change; and

28.4.2	the date 10 Business Days after deemed receipt of the Notice.

29.	COUNTERPARTS

29.1	Any number of counterparts

This Agreement may be signed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each of the Parties has signed at least one counterpart.

29.2	Each counterpart an original

Each counterpart constitutes an original of this Agreement, but all the counterparts together constitute but one and the same instrument.

29.3	Email delivery

Delivery of a copy of this Agreement together with an executed signature page of a counterpart (in AdobeTM Portable Document Format (PDF), JPEG or other agreed format) sent by email shall take effect as delivery of a signed counterpart of this Agreement.

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing law

This Agreement, and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including non-contractual disputes or claims), is governed by and construed in accordance with, the law of England and Wales.

30.2	Arbitration

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the “LCIA”). The LCIA Rules which shall apply shall be those in force when notice of the arbitration is served by one party on the other (the “LCIA Rules”). For the avoidance of doubt, with regard to the governing substantive law, clause 30.1 shall continue to apply for the purposes of arbitration.

30.3	Incorporation of LCIA Rules

The LCIA Rules are deemed to be incorporated by reference into this clause.

30.4	Appointment of arbitrators

The number of arbitrators shall be three. The Seller and the Purchaser shall each appoint one arbitrator and those arbitrators shall jointly appoint the chairman. As a precondition to appointment, the chairman shall be admitted as a solicitor in England and Wales. The chairman may be of the same nationality as a party.

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30.5	Seat of arbitration

The seat, or legal place, of the arbitration shall be London, England.

30.6	Language

The language used in the arbitral proceedings shall be English.

30.7	Confidentiality

The Parties agree to keep confidential the existence of the arbitration, arbitral proceedings, the submissions made by the Parties and the decisions made by the arbitral tribunal, including its awards, except as required by Applicable Law and to the extent not already in the public domain.

30.8	Applications to court

Any Party may at any time, seek from a court any equitable, interim, provisional or permanent or injunctive relief to avoid irreparable injury.

30.9	Service of Service Documents

Any Service Documents may be served on any party:

30.9.1	by being delivered personally or sent by commercial courier in accordance with clause 28;

30.9.2	by being delivered personally or sent by commercial courier to such party’s registered office from time to time; or

30.9.3	in any other manner allowed by law.

This clause 30.9 applies to all proceedings wherever started.

SIGNING

The Parties have shown their acceptance of the terms of this Agreement by signing it after the Schedules.

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SCHEDULE 1
KEY INFORMATION

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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SCHEDULE 2
COMPLETION ACCOUNTS

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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SCHEDULE 3
WARRANTIES

Part 1 - Insured Warranties

1.	Title Warranties

1.1	The Seller is the sole legal and beneficial owner of the Shares.

1.2	Except for any Encumbrance which is to be discharged on Completion, there is no Encumbrance affecting any of the Shares, nor any agreement to create any such Encumbrance.

2.	Capacity and Authority Warranties

2.1	The Seller has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party on the applicable date.

2.2	This Agreement and each other Acquisition Document to which the Seller is or will be party constitutes, or will when executed constitute, legal, valid and binding obligations on it and will be enforceable in accordance with their respective terms.

2.3	There are no agreements (including articles of association, by laws or other constitutional documents), arrangements, judgments or any other restrictions of any kind that prohibit or restrict the Seller’s ability to enter into and to perform its obligations under this Agreement and each other Acquisition Document to which it is or will be party.

3.	The Shares

3.1	The Shares constitute the whole of the issued share capital of the Company. The Shares have been properly issued and are fully paid up.

3.2	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence against the Seller in relation to any of the Shares or in relation to the Seller’s entitlement to dispose of any of the Shares.

4.	The Group Companies

4.1	Each Group Company is a company duly incorporated and registered under the law of its jurisdiction of incorporation.

4.2	The information set out in schedule 1, part 1 and part 2 relating to the Group is true, accurate and complete in all respects.

4.3	All the issued shares (or other securities) in each Subsidiary are legally and beneficially owned by the Company or another Group Company and have been properly issued and are fully paid up. There is no Encumbrance affecting any of the shares (or other securities) in the Subsidiaries, nor any agreement to create any such Encumbrance.

4.4	No person has any right (whether contingent or otherwise) to require any Group Company to:

4.4.1	allot, or grant rights to subscribe for, shares in any Group Company; or

4.4.2	convert any existing securities into, or to issue securities that have rights to convert into, shares in any Group Company.

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4.5	No person (other than the Seller) is entitled to participate or share in the income or the profits of any Group Company or to any payment of any kind (whether by way of commission or otherwise) calculated with reference to the profits or income of any Group Company.

5.	Interests in other companies, etc

5.1	No Group Company is the legal or beneficial owner of, or has agreed to acquire, any shares, securities or other interests in any company (other than another Group Company).

5.2	No Group Company is, or has agreed to become, a member of any partnership, joint venture or consortium (other than recognised trade associations).

6.	Constitutional and corporate documents

6.1	The Due Diligence Information contains a copy of the most recent constitutional documents of each Group Company.

6.2	The registers and minute books required to be maintained by each Group Company under the law of its jurisdiction of incorporation are in its possession or under its control and are up to date in all material respects. No Group Company has received written notice that any of them should be rectified.

6.3	So far as the Seller is aware, in the last three years, each Group Company has delivered the documents required by law to be delivered to the company registry in its jurisdiction of incorporation, and such documents (other than any accounts) were correct in all material respects when delivered.

7.	Insolvency

So far as the Seller is aware:

7.1.1	no Group Company is unable to pay its debts as they fall due, nor has it stopped paying its debts as they fall due;

7.1.2	no arrangement or compromise has been made by the Seller or any Group Company with its creditors;

7.1.3	no liquidator, provisional liquidator, administrator, receiver, administrative receiver or similar officer has been appointed in relation to the Seller or any Group Company or any of their assets nor has any application or notice of intention to appoint any such person been made; and

7.1.4	no resolution has been passed, proceedings commenced or order made for the winding up or any other reorganisation or restructuring of the Seller or any Group Company.

8.	FY23 ACCOUNTS AND Accounts

8.1	Having regard for the purpose in which they are prepared, the FY23 Accounts and the Accounts: (a) have been prepared using underlying accounting policies and practices that are in material compliance with IFRS; and (b) do not materially misstate the assets and liabilities of the Business as at 31 December 2023 and the Accounts Date, respectively, and its profits and losses for the accounting reference period ended on 31 December 2023 and the Accounts Date, respectively.

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8.2	The information provided from the Accounts and used as the basis to prepare the Completion Accounts is complete and accurate in all material respects.

9.	Financial records

So far as the Seller is aware, each Group Company’s accounting and other financial records are in its possession or under its control.

10.	Business and Assets

10.1	For the purposes of this paragraph 10 only, a “material asset” means an asset (other than any IP or immovable properties contemplated in paragraph 12) with a book value in the Accounts of, or one acquired since then at a purchase price of, more than USD 100,000.

10.1.1	Each Group Company owns all material assets, free from any Encumbrance, other than those:

(a)	disposed of in the ordinary course of business;

(b)	subject to hire purchase or finance lease agreements; or

(c)	acquired subject to retention of title clauses.

10.1.2	So far as the Seller is aware, all assets are in the possession of or under the control of the Group (save where held by a Third Party in the ordinary course of business).

11.	Debtors; Indebtedness and Guarantees

11.1	Excluding any amounts arising as between Group Companies, so far as the Seller is aware, no Group Company is owed any sums other than trade receivables incurred in the ordinary course of business.

11.2	Except as Fairly Disclosed or provided for in the Accounts, no Group Company has any outstanding material indebtedness or loans to Third Parties which have arisen otherwise than in the normal course of business.

11.3	Except as set out in the Intercompany Loan Steps Paper, at the Completion Date, no outstanding material indebtedness is owing by any Group Company to any member of the Seller’s Group on any account whatsoever, or by any member of the Seller’s Group to any Group Company.

11.4	There is no agreement or obligation to provide and there is not outstanding any guarantee given by any member of the Group for the benefit of any Third Party (including any member of the Seller’s Group) in respect of an obligation owed by a member of the Seller’s Group.

12.	Immovable property and lease agreements

12.1	The Group does not own any immovable properties.

12.2	The Due Diligence Information contains copies of all current valid and binding lease agreements to which any of the Group Companies is a counterparty, with respect to properties used in connection with the Business (collectively, “Leased Properties”).

12.3	The Leased Properties are the only properties used in connection with the Business and the Group Companies do not require the use or occupation of any other building or premises for purposes of conducting the Business.

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12.4	There are no rates and taxes and all other applicable utility charges in respect of the Leased Properties which are overdue for a period exceeding 30 days.

12.5	So far as the Seller is aware, there are no material disputes or proceedings relating to the Leased Properties or its use which are likely to prevent or significantly impede the Group Companies from carrying on the Business in all material respects as currently conducted at the Leased Properties.

12.6	The use and occupation of the Leased Properties for purposes of conducting the Business is lawful and permitted.

13.	Insurance

13.1	The Due Diligence Information contains summary details of the insurance policies (the “Policies” or “Policy” as the case may be) maintained by or on behalf of any Group Company.

13.2	The premiums due in respect of all Policies have been paid.

13.3	The Due Diligence Information contains details of all insurance claims in excess of USD 50,000 made by any Group Company in the last 24 months.

13.4	In respect of each Group Company:

13.4.1	it has at all material times been, and is at the Signature Date and the Completion Date, insured against accident, damage, injury, third party Loss (including product liability), credit risk, Loss of profits and all other risks to which are required by Applicable Laws, for amounts which accord with sound business practice for a period terminating not earlier than 30 (thirty) days after Completion;

13.4.2	all premiums due in respect of such Policies have been paid;

13.4.3	all conditions to which the liability of the insurers under any such Policies is subject have been complied with; and

13.4.4	so far as the Seller is aware, there is no special circumstance which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such Policy.

13.5	Each of the Policies is valid and enforceable and is not void or voidable and no Group Company has done anything or omitted to do anything which might: (i) make any of the Policies void or voidable; or (ii) prejudice the ability to effect insurance on the same or better terms in the future.

13.6	No insurer under any of the Policies has disputed in writing the validity of any of the Policies on any grounds or, so far as each Seller is aware, given any written indication that they intend to dispute the validity of any of the Policies on any grounds.

14.	IP

14.1	All Group IP is either owned by or validly licensed to the Group or is used with the consent of the person who is entitled to licence such IP to the Group.

14.2	So far as the Seller is aware:

14.2.1	all Group IP owned by a Group Company is subsisting and enforceable;

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14.2.2	nothing has been done or omitted to be done by which any of the Group IP owned by a Group Company would reasonably be foreseen to cease to be enforceable; and

14.2.3	where such Group IP has been registered, that Group IP owned by a Group Company has been registered by the relevant Group Company with a Group Company as the applicant or registered proprietor, with all renewal, registration and maintenance fees and Taxes due having been paid in full and on time and all other steps required for maintenance and protection of such Group IP having been taken.

14.3	All unregistered Group IP (including any source code, specifications, component lists, instructions, manuals, brochures, catalogues and process descriptions) owned by a Group Company has been documented in a reasonably sufficient manner that would enable a person with the requisite skill to independently understand, analyse, use and interpret the same. These copies are all securely stored by the relevant Group Company and are only accessible by authorised personnel of such Group Company.

14.4	All assignments to the Company and/or a Group Company in respect of any Group IP owned by a Group Company are in writing and duly executed and so far as the Seller is aware, prior to the assignment, the assignor was the sole legal and beneficial owner of, and owned all the rights and interests in, the Group IP assigned to the Company and/or a Group Company.

14.5	The Due Diligence Information contains details of the material IP which is registered, or the subject of an application to register it, in the name of any Group Company (“Registered IP”).

14.6	So far as the Seller is aware in the last three years, no Third Party has infringed any IP that any Group Company owns, including the Registered IP.

14.7	The Due Diligence Information contains details of the licences (other than software licences) granted to any Group Company relating to the IP used in, and which is material to, the business of any Group Company (“Material IP Licences”).

14.8	No Group Company has received written notice from any counterparty to any Material IP Licence that it is in material breach of such licence (which breach remains outstanding at the Signature Date).

14.9	In the last three years, no Group Company has received any written notice alleging any material infringement of any Third Party’s IP.

14.10	No licence for any Group IP licenses to a Group Company is currently being, or has at any time been, materially breached by a Group Company or the Seller or its Affiliates, and so far as the Seller is aware no circumstances exist that would give rise to a material breach of any licence for such Group IP or to any such licence being terminated, suspended, varied or revoked without the relevant Group Company’s consent.

14.11	So far as the Seller is aware, no current or former employee, officer or shareholder of a Group Company has claimed to own any Group IP and no claims have been made, and there are no matters, events or circumstances which might give rise to a claim, against the Company under ss40 and 41 Patents Act 1977 or any similar legislation in any jurisdiction.

15.	Information Technology

15.1	The IT Systems are sufficient to enable the Group Companies to continue operating the Business substantially in the manner as it has been conducted up to Completion, there has been no material failure or disruption to the IT Systems that have had a material adverse effect on any Group Company or its customers, and adequate security arrangements are in force in relation to the IT Systems to protect them from any unauthorised access (whether logically or physically).

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15.2	So far as the Seller is aware, no part of the IT Systems is or has been infected by any computer viruses, worms, software bombs, trojan horses, malware, spyware or similar items; and so far as the Seller is aware, no person has had unauthorised access to the IT Systems or any data stored on them. The Group Companies operate a documented procedure in relation to their business, the intention of which is to avoid such infections and unauthorised access.

16.	services

16.1	So far as the Seller is aware, Schedule 1 of the Transitional Services Agreement contains all of the services (as defined therein) (and the accompanying costs) to be provided pursuant to the Transitional Services Agreement, which are required by the Company in order to carry on the Business in a similar manner as it had during the six months prior to the Completion Date, save for:

16.1.1	the services outlined in schedule 2 of the Transitional Services Agreement, which contains all excluded services; and

16.1.2	all services rendered by the personnel of the Supplier and the Supplier Group (as defined therein).

16.2	So far as the Seller is aware, both schedule 1 and schedule 2 of the Transitional Services Agreement are accurate in all material respects.

17.	Contracts

17.1	No Group Company is a party to or subject to any agreement which: (i) is not in the normal, ordinary and regular course of business; (ii) is not on an arm’s length basis or is on terms which are not normal having regard to the nature of the Business; and (iii) materially restricts its freedom to carry on the Business.

17.2	The Seller has made available to the Purchaser in the Due Diligence Information copies of all Material Contracts, which copies are, in all respects, true and complete copies of such contracts and reflect any written amendments which may have been agreed in respect thereof.

17.3	All of the Material Contracts are in full force and effect according to their terms, no Group Company has received a written notice of any breach or default of a term of a Material Contract and, so far as the Seller is aware, the relevant Group Company is not in breach or default of any of those terms, and none of the terms of those contracts have been waived in writing by either party.
17.4	As far as the Seller is aware, each Group Company has complied with all terms of each Material Contract to which it is a party.

17.5	No Group Company has received any form of written notice from any counterparty to any a Material Contract that it is in material breach of any of or has repudiated its material obligations under any such agreement (being a breach that would have a material adverse effect on the Group Companies taken as a whole).

17.6	No Group Company has received any form of written notice from any counterparty to a Material Contract that it intends to terminate it and, so far as the Seller is aware, no counterparty to a Material Contract has threatened or otherwise evinced an intention to cancel any Material Contract.

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17.7	No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

18.	Licences and Applicable Laws

18.1	Each Group Company has all material licences, registrations, consents, permits and authorisations that are material to the Group Companies taken as a whole (“Licences”).

18.2	So far as the Seller is aware, each Group Company has complied with all material Applicable Laws which affect it and the Business and, in particular, it will have complied with all the provisions of any material Applicable Laws.

18.3	In the last three years, no Group Company has received formal written notice from any Relevant Authority that it is in material breach of any Licence (which breach remains outstanding at the Signature Date).

18.4	No Group Company has been notified in writing that any investigation or enquiry in respect of its affairs is being or has been conducted by any government or regulatory body that would have an adverse effect on the relevant Group Company and, so far as the Seller is aware, there are no circumstances which currently exist and are likely to give rise to any such investigation or enquiry.

19.	Employees and terms of employment

19.1	The employees of each Group Company comprise sufficiently competent and trained persons to continue the operations of the Business.

19.2	The Due Diligence Information contains employment contracts of all Senior Employees.

19.3	So far as the Seller is aware, knowledge and belief, no employee of any Group Company has tendered his or her resignation as a result of the Transaction.

19.4	No Group Company has issued written notification to terminate the employment or provision of services of any key employee, being an employee that is an executive director, senior manager or responsible for significant sales or turnover or is, in any other manner, of material importance to the Group.

19.5	So far as the Seller is aware, no Group Company is under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any of its employees.

19.6	Each Group Company has paid or accrued all amounts due to be paid over by them to its employees and, in addition, has paid over or accrued all amounts due to be paid over by them in respect of any employee benefit schemes of which any of its employees are members (including any pension or provident fund).

19.7	There are no outstanding arrears of salary, wages, annual leave pay or other remuneration, amounts or claims due to any Group Company’s directors, senior executives, consultants, Senior Employees or any other employees. To the extent that any additional payment in the form of a bonus, stock option, incentive payment (or similar) is required to be made by the Seller, a member of the Seller’s Group and/or any Group Company to any employee, director or Senior Employee, such amounts have been fully and finally settled in accordance with the terms and conditions pursuant to which such obligation to make payment arises.

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19.8	All contributions and levies required to be paid by the relevant employer in terms of Applicable Laws have been paid by each Group Company as and when such amounts fall due for payments.

19.9	No Group Company is involved in any dispute with any of its employees.

19.10	So far as the Seller is aware, no gratuitous payment has been made or promised by any Group Company in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of that Group Company.

19.11	No director, officer or employee of a Group Company is entitled to receive any payment or right or benefit from any Group Company or the Seller’s Group arising out of or in connection with either this Agreement or Completion.

20.	Competition

20.1	The Business has not been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which (in whole or part) has infringed any competition Applicable Laws.

20.2	Neither the Seller nor any member of the Seller’s Group has, in the 3 (three) years preceding the Signature Date, been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct directly or indirectly affecting the Business which (in whole or in part) has infringed any competition Applicable Laws.

20.3	Neither the Business nor the Seller nor any member of the Seller’s Group in connection with any matter directly or indirectly affecting the Business have, in the 3 (three) years preceding the Signature Date:

20.3.1	received any written or verbal complaint or threat to complain under, or by reference to any alleged infringement of, any competition Applicable Laws from any person; or

20.3.2	been party to any proceedings in which any competition Applicable Laws were pleaded or relied on.

20.4	Neither the Business nor the Seller nor any member of the Seller’s Group are, in relation to the Business, subject to any existing or pending act, decision, guidance, order, regulation or other instrument made by any competition authority having jurisdiction under competition Applicable Laws which directly or indirectly affects the Business.

21.	RELATED PARTY TRANSACTIONS

The Company is not a party to any material contract with the Seller or with any Affiliate of the Seller, or any director or officer of the Seller or any Affiliate of the Seller which is not on arms’-length terms.

22.	Litigation

22.1	So far as the Seller is aware, no Group Company is involved in any civil, criminal or arbitration proceedings that are likely to have a material adverse effect on the Group Companies taken as a whole (“Litigation”).

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22.2	So far as the Seller is aware, there is no Litigation pending or threatened by or against any Group Company, and there are no circumstances likely to give rise to any such Litigation.

23.	Judgments, etc.

So far as the Seller is aware, there is no outstanding judgment, order, ruling or decision by any Relevant Authority against any Group Company which is likely to have a material adverse effect on the Group Companies taken as a whole.

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Part 2 - Uninsured Claims

Warranty ref.	Warranty	Status	Extent of exclusion / qualification / amendment
Part 1 of Schedule 3 of the Agreement
8.1

Having regard for the purpose in which they are prepared, the FY23 Accounts and the Accounts: (a) have been prepared using underlying accounting policies and practices that are in material compliance with IFRS; and (b) do not materially misstate the assets and liabilities of the Business at 31 December 2023 and the Accounts Date respectively, and its profits and losses for the accounting reference period ended on 31 December 2023 and the Accounts Date, respectively.

		Partial Cover	The insurer has qualified its coverage under this Warranty on the basis that the words “so far as the Seller is aware” shall be deemed inserted prior to the words “the FY23 Accounts and the Accounts”. The Seller will remain liable for matters falling within this qualification.
8.2	The information provided from the Accounts and used as the basis to prepare the Completion Accounts is complete and accurate in all material respects.	Excluded	Excluded
9	So far as the Seller is aware, each Group Company’s accounting and other financial records are in its possession or under its control.	Excluded	Excluded
15.1	The IT Systems are sufficient to enable the Group Companies to continue operating the Business substantially in the manner as it has been conducted up to Completion, there has been no material failure or disruption to the IT Systems that have had a material adverse effect on any Group Company or its customers, and adequate security arrangements are in force in relation to the IT Systems to protect them from any unauthorised access (whether logically or physically).	Partial cover

The insurer has qualified its coverage under this Warranty on the basis that the words “So far as the Seller is aware” shall be deemed inserted prior to the words “The IT Systems are sufficient” and shall be interpreted as to qualify the entire warranty. The Seller will remain liable for matters falling within this qualification.

15.2

So far as the Seller is aware, no part of the IT Systems is or has been infected by any computer viruses, worms, software bombs, trojan horses, malware, spyware or similar items; and so far as the Seller is aware, no person has had unauthorised access to the IT Systems or any data stored on them. The Group Companies operate a documented procedure in relation to their business, the intention of which is to avoid such infections and unauthorised access.

		Excluded	Excluded
20.2

Neither the Seller nor any member of the Seller’s Group has, in the 3 (three) years preceding the date of this Agreement, been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct directly or indirectly affecting the Business which (in whole or in part) has infringed any competition Applicable Laws.

		Excluded	Excluded.

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Warranty ref.	Warranty	Status	Extent of exclusion / qualification / amendment
Schedule 5 of the Agreement
1.1(b)	the loss of or failure to obtain, for any reason, any right to a repayment of tax that has been taken into account in the Completion Accounts, in which case, the amount of the Liability for Tax will be the amount of the repayment;	Excluded	Excluded
2.5	Full provision or reserve (as appropriate) has been made in the Completion Accounts in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for any liability to Tax (whether actual, deferred, contingent or disputed) assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right or reimbursement against any other person.	Excluded	Excluded
2.6	The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed to pay or discharge any other person’s liability to Tax (or any amount equivalent to Tax).	Excluded	Excluded
3.3	Liability for Tax arising to the Company or any Subsidiary as a result of or as a consequence of the implementation of the Intercompany Settlement Steps Paper on or before Completion.	Excluded	Excluded

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Part 3 - General Exclusions

Definitions used in this part 3 of Schedule 3 shall have the meaning given to them in the W&I Policy.

1.1	(a) civil fines or penalties (but only to the extent that such fines or penalties are uninsurable by law) (b) criminal fines or penalties or (c) non-compensatory damages (including punitive damages, exemplary damages or the multiplied element of multiplied damages but for the avoidance of doubt damages calculated by reference to the pricing multiple on which the consideration was calculated shall not be excluded);

1.2	the application of transfer pricing legislation in respect of any Target Group member or an inability of the relevant Target Group member to substantiate a transfer pricing policy to the relevant Taxation authority or failure of the Target Group to meet any obligation to maintain supporting documentation;

1.3	the non-availability of any Relief in any member of the Target Group, whether arising as a result of the failure by such member of the Target Group to obtain any Relief, the failure (or inability) of any company to surrender any Relief to any member of the Target Group or otherwise, except where such non-availability results in an actual liability for Tax arising as a result of events or transactions occurring, or income, gains or profits earned, accrued or received (or deemed for the purposes of any Tax to be earned, accrued or received) on or before Completion;

1.4	any amount of Secondary Liability;

1.5	the actual, alleged or threatened presence of Asbestos in any form whatsoever, or any material or product containing, or alleged to contain, Asbestos or any obligation, request, demand, order, or statutory or regulatory requirement that the Insured, the Target Group or any member of the Insured’s Group test for, monitor, clean up, remove, contain, treat, neutralize, protect against or in any other way (including human health protection reasons) respond to the actual, alleged or threatened presence of Asbestos, or any material or product containing, or alleged to contain, Asbestos;

1.6	any claim or liability (actual or threatened) arising from or related to the subject matter of the Specific Indemnity in the Acquisition Agreement;

1.7	either the (a) alteration, corruption, destruction, distortion, erasure, theft or other loss of or damage to Target information technology systems (including loss of use and reduction in functionality), or (b) use or operation, as a means for inflicting harm, of any computer, computer system, computer software programme, malicious code, computer virus or process or any electronic system; including any (i) data breaches and /or attacks committed through any Target Group company’s information technology system in which sensitive, protected or confidential data are copied, transmitted, viewed, stolen, circulated, disseminated, removed or used by an individual unauthorized to do so; (ii) other unintentional releases of secure information from any Group Company’s IT system to an untrusted environment, such as data leaks or data spills;

1.8	the books, records, and any financial statements of the Inseego Australia Pty Ldt, Inseego ANZ Holdings, B.V., and Inseego New Zealand Limited;

1.9	any errors in the recognition of revenue by any entities in the Target Group;

1.10	Inseego France S.à r.l., Inseego Belgium, Inseego Ireland Ltd; and

1.11	the failure to comply with any of the holiday pay, minimum wage, immigration laws and regulations, and any misclassification of contractors in the United Kingdom.

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SCHEDULE 4
LIMITATIONS ON THE SELLER’S LIABILITY

1.	PURCHASER TO NOTIFY POTENTIAL CLAIMS

If, after Completion, the Purchaser or any other member of the Purchaser’s Group becomes aware of any matter, event or circumstance which gives rise to, or may give rise to, a Relevant Claim, the Purchaser shall, as soon as practicable (but in any event within 15 Business Days of the relevant member of the Purchaser’s Group becoming aware of such matter, event or circumstance) inform the Seller in writing, specifying in reasonable detail the relevant matter, event or circumstance and, in relation to the amount claimed, a breakdown of the aggregate loss alleged to have been suffered.

2.	TIME LIMIT ON CLAIMS

2.1	Subject to clause 6 the Purchaser shall not be entitled to bring a Relevant Claim unless the Seller has received notice in writing of such Relevant Claim in accordance with paragraph 1 not later than:

2.1.1	in the case of a Warranty Claim, the date falling two years after the Completion Date;

2.1.2	in the case of a Tax Claim, the date specified in paragraph 6 of schedule 5; and

2.1.3	in the case of any other Relevant Claim not covered under paragraph 2.1.1 above (other than a claim against the Seller under, or pursuant to, clause 19), the date falling 12 months after the Completion Date.

2.2	Subject to paragraph 2.3 all rights of the Purchaser in respect of a Relevant Claim notified in accordance with paragraph 2.1 shall absolutely terminate (if such Relevant Claim has not been previously satisfied or settled) if:

2.2.1	legal proceedings in respect of such Relevant Claim, containing full particulars of it, have not been properly issued and validly served on the Seller within six months of the date on which the notice in respect of such Relevant Claim was served pursuant to paragraph 2.1; or

2.2.2	legal proceedings having been issued and served in accordance with paragraph 2.2.1, those proceedings have not been pursued with reasonable diligence by the Purchaser at all times until such time as such Relevant Claim has been satisfied or settled, and the Seller shall have no liability in respect of such Relevant Claim.

2.3	If any Relevant Claim arises by reason of a liability that is future, contingent and/or unquantifiable:

2.3.1	the Seller shall not be under any obligation to make any payment for such Relevant Claim until such time as that liability becomes an actual liability, or is capable of being quantified; and

2.3.2	the Seller shall not be liable for any such contingent and/or unquantifiable Relevant Claim unless legal proceedings in respect of such Relevant Claim, containing full particulars of it, have been properly issued and validly served on the Seller within six months of the date on which the liability becomes an actual liability or has become capable of being quantified, provided that this paragraph 2.3 is without prejudice to the right of the Purchaser to give notice of the Relevant Claim in accordance with paragraph 2.1 and to issue and serve proceedings in respect of it before such time.

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3.	LIMITATIONS ON QUANTUM

3.1	Subject to clause 6:

3.1.1	the Seller shall not be liable for any Relevant Claim unless the amount of the liability pursuant to such Relevant Claim exceeds USD 54,000;

3.1.2	the Seller shall not be liable for any Relevant Claim unless the aggregate amount of the liability of the Seller for all such Relevant Claims not excluded by paragraph 3.1.1 exceeds USD 1,080,000, in which case the Seller shall be liable only for the excess of such claims over USD 1,080,000; and

3.1.3	the aggregate liability of the Seller for all Relevant Claims shall not exceed an amount equal to 15% of the Total Consideration (including all costs, charges, fees and expenses incurred by the Purchaser or any other member of the Purchaser’s Group), and pursuant to clause 6, the sole remedy and right of recovery for all Warranty Claims and Tax Claims shall be under the W&I Insurance Policy (save in the case of fraud and for any Warranty Claim or claim in relation to the Tax Warranties relating to the Uninsured Claims).

3.2	For the purposes of paragraph 3.1.1, if any Relevant Claim (the “Original Relevant Claim”) relates to more than one matter, event or circumstance, each of which would, or could, separately give rise to a Relevant Claim, the Original Relevant Claim shall be deemed to constitute more than one Relevant Claim, there being a separate Relevant Claim in respect of each such matter, event or circumstance.

4.	SPECIFIC LIMITATIONS

4.1	The Purchaser shall not be entitled to bring a Relevant Claim if such Relevant Claim is attributable to, or is increased or not reduced directly or indirectly (but only to the extent of such increase or non-reduction) as a result of:

4.1.1	any Event occurring on or after the Signature Date, at the request or direction of, or with the acquiescence or consent of, or made, done or entered into by, the Purchaser or any other member of the Purchaser’s Group (including, after Completion, any member of the Group) or any director, officer, employee, adviser or agent thereof (or any successors in title);

4.1.2	any breach by the Purchaser or any other member of the Purchaser’s Group of any of its obligations under any Acquisition Document; or

4.1.3	any reorganisation or change in ownership of the Purchaser or any other member of the Purchaser’s Group.

4.2	The Purchaser shall not be entitled to bring any Relevant Claim if and to the extent that:

4.2.1	the Relevant Claim is made after the date on which the relevant member of the Group ceases to be part of the Purchaser’s Group;

4.2.2	the Event giving rise to the Relevant Claim would not have arisen but for the winding-up or cessation of any trade or business by any member of the Group after Completion;

4.2.3	the matter, event or circumstance giving rise to the Relevant Claim is disclosed, allowed, provided or reserved for in the Accounts or is provided for or otherwise taken into account in the Completion Accounts;

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4.2.4	the amount of such Relevant Claim is covered by a policy of insurance or would have been so covered if the policies of insurance maintained by or on behalf of the Group had been maintained after Completion on no less favourable terms than those existing immediately prior to Completion;

4.2.5	such Relevant Claim would not have arisen but for, or is increased directly or indirectly as a result of any:

(a)	legislation not in force at the Completion Date;

(b)	change of law (or any change in interpretation of law on the basis of case law), regulation, directive, requirement or administrative practice after the Completion Date; or

(c)	change in the rate of Tax in force at the Completion Date;

4.2.6	such Relevant Claim would not have arisen but for, or is increased directly or indirectly as a result of, any change in Relevant Accounting Standards after the Completion Date or a change in an accounting policy, principle or practice of any member of the Purchaser’s Group having effect after the Completion Date; or

4.2.7	the matter, event or circumstance giving rise to the Relevant Claim has been made good or has otherwise been compensated for without cost or expense to the Purchaser or any other member of the Purchaser’s Group.

4.3	The Purchaser shall not be entitled to bring any Relevant Claim if the matter, event or circumstance giving rise to the Relevant Claim is capable of remedy and is remedied to the satisfaction of the Purchaser (acting reasonably) within 60 days of the date on which the notice of Relevant Claim is received by the Seller (and the Purchaser agrees to use all reasonable endeavours to assist and to procure the assistance of the other members of the Purchaser’s Group in remedying any such breach).

4.4	The Purchaser shall not be entitled to claim for any (a) punitive or special damages, loss of profit, revenue, opportunity, or goodwill; (b) indirect or consequential loss; (c) loss that is purely of an accounting nature; or (d) loss to the extent that it is calculated by reference to a multiple of profits, revenue or any other measure of financial performance.

5.	NO DOUBLE RECOVERY

The Purchaser shall not be entitled to recover in respect of any matter, event or circumstance giving rise to a Relevant Claim to the extent that it or any other member of the Purchaser’s Group has recovered in respect of such matter, event or circumstance whether under any provision of any Acquisition Document or otherwise.

6.	CLAIMS HANDLING

Notification, information and access

6.1	The Purchaser shall:

6.1.1	as soon as reasonably practicable and in any event within ten Business Days, notify the Seller of any matter that it becomes aware of that has given or is likely to give rise to a Relevant Claim, Defendant Claim or Recovery Claim and keep the Seller fully and promptly informed of all material developments relating to it; and

6.1.2	provide the Seller and its representatives with reasonable assistance and access to, and (at the Seller’s expense) copies of, all information which is or may be relevant to any such Relevant Claim, Defendant Claim or Recovery Claim.

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6.2	Defendant Claims

6.2.1	The Purchaser shall, and shall procure that the Purchaser Group shall:

(a)	consult with the Seller and take all reasonable actions as the Seller may reasonably request in writing to assess, defend, mitigate, settle or compromise any Defendant Claim or to appeal against any judgment or other adjudication made in relation to any Defendant Claim (including using professional advisers nominated by and at the cost of the Seller);

(b)	otherwise take all reasonable steps to minimise its liability in relation to any Defendant Claim;

(c)	not admit liability in relation to, nor cease to defend, settle or compromise, any Defendant Claim without the prior written consent of the Seller, provided that the Seller shall act reasonably in respect of providing or withholding its consent; and

(d)	in any event, keep the Seller informed on a timely basis as to the actual and/or proposed steps which are being taken in connection with a Defendant Claim and provide the Seller with copies of all correspondence and documentation relating to the Defendant Claim.

6.2.2	The Seller shall not be required to make any payment in respect of the Relevant Claim arising from a Defendant Claim until the Defendant Claim has been satisfied, settled, determined or withdrawn.

6.2.3	Notwithstanding the foregoing, this paragraph 6.2 shall not require any member of the Purchaser’s Group to take any action or provide any information to the extent that this would contravene any Applicable Law.

6.3	Recovery Claims

6.3.1	The Purchaser shall, and shall procure that the Purchaser Group shall:

(a)	take all reasonable steps to enforce a right pursuant to a Recovery Claim against a Third Party (including insurers) prior to taking action against the Seller;

(b)	consult with the Seller and take all reasonable actions as the Seller may reasonably request in writing to pursue any Recovery Claim (including, without limitation, the institution of any legal action or proceedings and any appeal against any judgment or other adjudication made in relation to them);

(c)	not withdraw, settle or compromise any Recovery Claim without the prior written consent of the Seller, provided that the Seller shall act reasonably in respect of providing or withholding its consent; and

(d)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to a Recovery Claim.

6.3.2	Where the Purchaser or any other member of the Purchaser’s Group only becomes entitled, or only becomes aware that it is entitled pursuant to a Recovery Claim, to recover from a Third Party (including insurers) in respect of a matter, event or circumstance giving rise to a Relevant Claim after the Purchaser or any other member of the Purchaser’s Group has already commenced action against the Seller in respect of such Relevant Claim, the Purchaser shall procure that all appropriate steps are taken to enforce the recovery against the Third Party even if a member of the Seller’s Group has already made payment in respect of the Relevant Claim.

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6.3.3	If the Purchaser Group recovers any sum pursuant to a Recovery Claim after any corresponding claim has been agreed or finally determined, but before the Seller makes a payment in respect of it, then the amount payable by the Seller shall be reduced by an amount equal to the sum recovered (less all reasonable out of pocket costs and expenses incurred by the Purchaser Group in obtaining such recovery, to the extent not already reimbursed by the Seller pursuant to paragraph 6.3.5) (“Recovery Sum”).

6.3.4	If the Seller has made a payment in respect of a Relevant Claim (“Claim Payment”) and the Purchaser Group subsequently recovers from a Third Party any sum in respect of any corresponding Recovery Claim, the Purchaser shall repay promptly to the Seller an amount equal to the lesser of:

(a)	the Recovery Sum; and

(b)	the amount of the Claim Payment.

6.3.5	If any repayment is made to the Seller pursuant to paragraph 6.3.4, an amount equal to such repayment shall be deemed never to have been paid by the Seller for the purposes of calculating the liability of the Seller under schedule 4.

6.3.6	The Seller shall reimburse the Purchaser Group for all out of pocket costs and expenses reasonably incurred by it, in complying with its obligations under this paragraph 6.3.

7.	DUTY TO MITIGATE

The Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, in relation to any Loss which might give rise to a Relevant Claim, take all reasonable steps to avoid or mitigate that Loss.

8.	BOOKS AND RECORDS

8.1	Without prejudice to the provisions of clause 20.3, the Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, retain and preserve all books, records, documents and information (including information recorded or retained in any electronic form) of, or relating to, any member of the Group or the Business which are, or may reasonably be expected to be, relevant in connection with any potential or actual Relevant Claim, Recovery Claim or Defendant Claim.

8.2	The Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall promptly, on written request, provide the Seller with access to such books, records, documents and information as are referred to in paragraph 8.1 and permit the Seller to take copies at its own expense.

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SCHEDULE 5
Tax

1.	Definitions

1.1	In this Schedule the following words and expressions (except where the context otherwise requires) have the following meanings:

“Liability for Tax” means:

(a)	any liability of the Company or any Subsidiary to make an actual payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has, or may have, any right of reimbursement against any other person, in which case, the amount of the Liability for Tax will be the amount of the actual payment;

(b)	the loss of or failure to obtain, for any reason, any right to a repayment of tax that has been taken into account in the Completion Accounts, in which case, the amount of the Liability for Tax will be the amount of the repayment;

(c)	the use or setting off of any Relief arising to the Company or any Subsidiary after Completion or to any member of the Purchaser’s Tax Group in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use;

“Purchaser’s Tax Group” means the Purchaser and any other company or companies that are from time to time treated as members of the same Group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose;

“Relief” includes any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax (including any repayment supplement or interest in respect of it) or to a payment in respect of Tax;

“Tax Covenant” means the covenant set out in paragraph 3; and

“Tax Event” includes (without limitation), the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any arrangement, transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to a Tax Event occurring on or before a particular date shall include Tax Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Tax Warranties” means the warranties set out in paragraph 2 and “Tax Warranty” means any of them.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed, for any Tax purpose, to have been or treated or regarded as earned, accrued or received.

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2.	Tax Warranties

2.1	Tax compliance

In the last three years, each Group Company has:

2.1.1	submitted all relevant Tax returns to the relevant Tax Authorities by the requisite dates; and

2.1.2	discharged its liability to make any payment of Tax (including provisional tax) which has fallen due;

2.1.3	properly made all deductions and withholdings on account of Tax required to be made in respect of any payment made or benefit provided before the Signature Date, and has to the extent required by law in its jurisdiction of incorporation properly accounted for all such deductions and withholdings; and

2.1.4	maintained, and has in its possession or under its control, all records and documentation that it is required to maintain for the purposes of any Tax.

2.2	In the last three years, no Group Company has been subject to any investigation or non routine audit or visit by any Tax Authority, and no Tax Authority has indicated that it intends to make such an investigation or non routine audit or visit.

2.3	No Group Company is in breach of any material Applicable Law relating to Tax.

2.4	Each Group Company has duly and punctually paid all Tax for which it has become liable to pay or account for and the Group Company is not liable, nor has it within six years prior to the Signature Date been liable to make a payment under an accelerated payment notice or partner payment notice or to pay any penalty, interest, fine, surcharge or other payment in connection with any Tax.

2.5	Full provision or reserve (as appropriate) has been made in the Completion Accounts in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for any liability to Tax (whether actual, deferred, contingent or disputed) assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right or reimbursement against any other person.

2.6	The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed to pay or discharge any other person’s liability to Tax (or any amount equivalent to Tax).

2.7	The Company has not entered into nor been a party to nor otherwise been involved in any scheme, arrangement, transaction or series of transactions:

2.7.1	designed wholly or mainly, or containing steps or stages having no commercial purpose and designed wholly or mainly, for the purposes of avoiding, deferring or reducing a liability to Tax or amounts to be accounted for to a Tax Authority, or

2.7.2	the main benefit or purpose or one of the main benefits or purposes of which was the avoidance or reduction of Tax or the relief from Tax or the repayment of Tax or the obtaining of a tax advantage.

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2.8	Each Group Company is and always has been solely resident for Tax purposes in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for any Tax purposes or any double tax treaty.

2.9	The Company does not currently operate, and has not at any time operated, any profit sharing, share option, share incentive or bonus schemes or other employment-related schemes or arrangements for the benefit of its current or former officers or employees and no employment-related securities or securities options in relation to which the Company is, has been or will be the employer have at any time been acquired by any person.

3.	Tax Covenant

Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Purchaser an amount equal to any:

3.1	Liability for Tax resulting from, or by reference to, any Tax Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any Subsidiary on or before Completion;

3.2	costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Purchaser, the Company or any Subsidiary or any member of the Purchaser’s Tax Group in connection with any Liability for Tax or taking or defending any action under this schedule; and

3.3	Liability for Tax arising to the Company or any Subsidiary as a result of or as a consequence of the implementation of the Intercompany Loan Steps Paper on or before Completion.

4.	Payment date and interest

4.1	Payment by the Seller in respect of any liability under this schedule must be made in cleared and immediately available funds on:

4.1.1	in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and 15 Business Days after the date on which the Purchaser serves notice on the Seller requesting payment;

4.1.2	in a case that falls within (a) of the definition of Liability for Tax, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Tax Authority; or

4.1.3	in any other case, 15 Business Days following the date on which the Purchaser serves notice on the Seller requesting payment.

4.2	If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 4.1, then, except if and to the extent that the Seller’s liability under paragraph 2 includes interest and penalties to compensate the Purchaser for the late payment, the amount due shall bear interest (to accrue on a daily basis before and after any judgment) at the rate of 2% a year over the base rate from time to time of Barclays Bank plc or (in the absence of that) at any similar rate as the Purchaser shall select from the day following the due date up to, and including, the day of actual payment of those sums.

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5.	Exclusions

The covenant contained in paragraph 3 above shall not cover any Liability for Tax if and to the extent that:

5.1.1	specific provision or reserve (other than a provision for deferred tax) for the liability is made in the Completion Accounts;

5.1.2	the Liability for Tax was paid on or before Completion and the Completion Accounts reflected that payment;

5.1.3	it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) coming into force after Completion or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part) provided that this paragraph 5.1.3 will not apply to any payment under paragraph 10;

5.1.4	the Purchaser is compensated for the Liability for Tax under any other provision of this agreement;

5.1.5	it would not have arisen but for a voluntary act, transaction or omission of the Company or any Subsidiary or the Purchaser or any member of the Purchaser’s Tax Group outside the ordinary course of business after Completion and which the Purchaser was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question.

5.1.6	the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Company except where that change is made to comply with generally accepted accounting practice, the published practice of any Tax Authority or the law or rule of any regulating authority or body in force at Completion.

5.1.7	the liability would not have arisen but for the withdrawal or amendment by the Company or the Purchaser after Completion of any claim, surrender, disclaimer, notice or consent made by the Company prior to Completion or made after Completion in respect of the period ending on or before Completion.

5.1.8	such liability arises or is increased as a result of a failure or omission or as a result of the Company or anyone on behalf of the Company after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent to do any other thing, in relation to Tax, the anticipated making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Accounts.

5.1.9	the income, profits or gains in respect of which the liability in question arises were actually earned, accrued or received by the Company prior to the Accounts Date but were not reflected in the Accounts.

5.1.10	the liability would not have arisen but for a cessation or any change in the nature or conduct of any trade carried out by the Company on or after Completion.

5.1.11	such liability has been made good by insurers or otherwise compensated for without cost or loss to the Purchaser or the Company.

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6.	Limitations

The liability of the Seller under paragraph 2 and 3 will terminate on the seventh anniversary of the Completion Date.

7.	Recovery from third parties

Where the Seller has paid an amount under paragraph 2 and 3 for any Liability for Tax and the Purchaser, the Company or any Subsidiary recovers from some other person that is not the Purchaser, the Company or any Subsidiary or any other company in the Purchaser’s Tax Group, any amount for any Liability for Tax, the Purchaser shall or shall procure that the Company or the relevant Subsidiary shall account to the Seller for the lesser of:

7.1.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount; and

7.1.2	the amount paid by the Seller under paragraph 2 and 3 in respect of the Liability for Tax in question.

8.	Corporation tax returns

The Purchaser will procure that the Company keeps the Seller or the Seller’s duly authorised agent fully informed of its Tax affairs for any accounting period ended on or before Completion for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company or any Subsidiary has not been reached. The Purchaser will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Tax Authority without giving the Seller a reasonable opportunity to comment and taking account of the Seller’s reasonable representations.

9.	Management of pre-completion tax affairs

9.1	The Seller, or its duly authorised agents, shall, in respect of accounting period ending on or before 31 December 2021, at its own cost prepare the corporation tax returns and computations of the Group Company to the extent that the same shall not have been prepared before Completion.

9.2	The Seller, or its duly authorised agents, shall, in respect of accounting period ending on or before 31 December 2022, prepare the corporation tax returns and computations of the Group Company to the extent that the same shall not have been prepared before Completion. Such preparation costs shall be borne by both the Seller and Purchaser in equal shares.

9.3	The Purchaser, or its duly authorised agents, shall in respect of accounting period ending on 31 December 2023, at its own cost prepare the corporation tax returns and computations of the Group Company to the extent that the same shall not have been prepared before Completion.

10.	Grossing up

10.1	All amounts due under this Tax Covenant from the Seller to the Purchaser shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall pay to the Purchaser any sum as will, after the deduction or withholding is made, leave the Purchaser with the same amount as it would have been entitled to receive without that deduction or withholding.

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10.2	If the Purchaser incurs, or would have incurred, but for the use of a Relief, a Tax liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount payable will be increased by any amount that will ensure that, after payment of the Tax liability, the Purchaser is left with a net sum equal to the sum it would have received had no such Tax liability arisen.

11.	General

All payments made by the Seller to the Purchaser or by the Purchaser to the Seller in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Total Consideration.

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SCHEDULE 6
PERSONS OF WHOM ENQUIRY WAS MADE IN RELATION TO THE WARRANTIES

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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SCHEDULE 7
PERSONS ON WHOM KNOWLEDGE MAY BE IMPUGNED ON THE PART OF THE PURCHASER AND PURCHASER’S GROUP

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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SCHEDULE 8
intercompany Loan Steps Paper

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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SCHEDULE 9
KYC Documents List

[Omitted pursuant to Regulation S-K, Item 601(a)(5). A copy will be furnished to the SEC upon request.]

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SIGNED by KURT SCHEUERMAN, Director, duly authorised for and on behalf of INSEEGO SA (PTY) LTD	) /s/ KURT SCHEUERMAN ) ……………………………………….

SIGNED by STEVEN GATOFF, Chief Financial Officer, duly authorised for and on behalf of INSEEGO CORP.	) /s/ STEVEN GATOFF ) ……………………………………….

SIGNED by RISHA RANLAUL-SOOKUN, Director, duly authorised for and on behalf of LIGHT SABRE SPV LIMITED	) /s/ RISHA RANLAUL-SOOKUN ) ……………………………………….

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